                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant [X]



Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         INSITUFORM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         INSITUFORM TECHNOLOGIES, INC.


                            702 SPIRIT 40 PARK DRIVE


                          CHESTERFIELD, MISSOURI 63005



                                                     August 25, 1997



Dear ITI Stockholder:



     You are cordially invited to attend the Annual Meeting of Stockholders of Insituform Technologies, Inc. ("ITI" or the "Company") to be held on Wednesday, September 24, 1997 at 10:00 a.m., local time at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York. As you may be aware, on July 25, 1997 the Company entered into a Settlement Agreement to end the pending proxy contest with Jerome Kalishman, Robert W. Affholder and certain related parties (the "Kalishman/Affholder Group"). The Settlement Agreement, dated as of July 25, 1997 (the "Settlement Agreement") among the Company, the Kalishman/Affholder Group and each of the individuals nominated for election to the Company's Board of Directors, which is more fully described in the attached Proxy Statement, provides, among other things, that in consideration for the agreement by members of the Kalishman/Affholder Group (i) to end its pending proxy contest and (ii) to not engage, prior to the Company's 1999 Annual Meeting of Stockholders, in certain activities in opposition to the Company's management, the Company will make certain changes in the structure and composition of its Board of Directors, including (x) reducing the size of the Board from thirteen directors to eight directors (such number to increase automatically to nine directors upon the appointment of an additional nominee to the Board in the manner described in the Settlement Agreement), (y) eliminating classification of the Board, and (z) designating the individuals to be nominated by the Company to serve on the Board, and providing a new means for filling vacancies which may occur on the Board, prior to the 1999 Annual Meeting of Stockholders.



     In furtherance of the provisions of the Settlement Agreement, at the Annual Meeting you will be asked to (i) elect eight directors to the Board, seven of whom, Robert W. Affholder, Paul A. Biddelman, Anthony W. Hooper, Jerome Kalishman, Silas Spengler, Sheldon Weinig and Russell B. Wight, Jr., are current members of the Board, and one of whom, Stephen P. Cortinovis, is a new nominee, each to serve for a term of one year, (ii) approve certain amendments to the Company's Certificate of Incorporation, which would facilitate the changes in the structure and composition of the Company's Board of Directors agreed upon in the Settlement Agreement, and (iii) approve certain amendments to the Company's By-Laws, to facilitate such changes.



     In the event that the stockholders fail to approve any of the proposed amendments to the Company's Certificate of Incorporation and By-Laws as more fully described in the attached Proxy Statement, the Settlement Agreement will terminate and all obligations of the parties thereunder will cease. Pursuant to the terms of the Settlement Agreement, the approval of each of the Company's proposals described in the attached Proxy Statement is expressly conditioned upon the approval of all of the other proposals.



     YOUR BOARD OF DIRECTORS BELIEVES THAT ELECTION OF THE NOMINEES TO THE BOARD PROPOSED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE SETTLEMENT AGREEMENT, AND APPROVAL OF THE PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS, ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF SUCH PROPOSALS.

     Important information regarding the Settlement Agreement, the proposed nominees for election to the Company's Board of Directors, the proposed amendments to the Company's Certificate of Incorporation and By-Laws, and related matters is also included in the enclosed Proxy Statement. You are urged to read carefully the Proxy Statement as well as the Annexes thereto. YOUR VOTE IS IMPORTANT and, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. If you are not certain that you will attend, please complete, sign and date your proxy card and return it in the enclosed prepaid envelope as soon as possible. If, after voting your shares by proxy, you decide you would rather vote them in person, you may do so at the meeting.



                                          Sincerely,



                                          Anthony W. Hooper


                                          Chairman of the Board, President and


                                          Chief Executive Officer

                         INSITUFORM TECHNOLOGIES, INC.


                            702 SPIRIT 40 PARK DRIVE


                          CHESTERFIELD, MISSOURI 63005


                            TELEPHONE (314) 530-8000



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                        TO BE HELD ON SEPTEMBER 24, 1997



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Insituform Technologies, Inc. (the "Company") will be held on Wednesday, September 24, 1997 at 10:00 a.m., local time, at The New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York, for the following purposes:



          (1) To consider and vote upon a proposal to elect eight directors of the Company for a one-year term and until their respective successors are elected and have qualified, such election to be conditioned upon the approval by the holders ("Stockholders") of the Company's class A common stock, $.01 par value ("Common Stock"), of proposals (2) and (3) set forth in this Notice and the Delaware Filing described below;



          (2) To consider and vote upon a proposal to amend Article SIXTH of the Company's Certificate of Incorporation to eliminate classification of the Company's Board of Directors and to provide that, subsequent to the succession to office following the Annual Meeting of the directors named in the attached Proxy Statement, vacancies in the Board of Directors will be filled as set forth in the Settlement Agreement dated as of July 25, 1997 (the "Settlement Agreement") among the Company, Jerome Kalishman, Nancy F. Kalishman, The Jerome and Nancy Kalishman Family Fund, Robert W. Affholder, Xanadu Investments L.P., Paul A. Biddelman, Stephen P. Cortinovis, Anthony
     W. Hooper, Silas Spengler, Sheldon Weinig and Russell B. Wight, Jr., as more fully described in the attached Proxy Statement, such amendment to be conditioned upon the approval by the Stockholders of proposals (1) and (3) set forth in this Notice and the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Certificate of Incorporation setting forth such amendments (the "Delaware Filing");



          (3) To consider and vote upon a proposal to amend Article III, Section 2 of the Company's By-Laws to reduce the size of the Company's Board of Directors from thirteen directors to eight directors, provided that the size of the Board of Directors shall increase automatically to nine directors upon the election or appointment of an additional nominee to the Board in accordance with the procedures set forth in the Settlement Agreement, such amendment to be conditioned upon the approval by the Stockholders of proposals (1) and (2) set forth in this Notice and the Delaware Filing; and



          (4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.



     The proposals set forth in (2) and (3) above must be approved by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Directors are elected by a plurality vote.



     The Board of Directors has fixed the close of business on August 18, 1997 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting, including any adjournments or postponements thereof.

     Please read the enclosed Proxy Statement carefully.



     You are cordially invited to attend the Annual Meeting in person. Whether you plan to attend the Annual Meeting or not, please sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States. If you attend the Annual Meeting, you may vote either in person or by proxy.



                                          By Order of the Board of Directors,



                                          Howard Kailes


                                          Secretary


Chesterfield, Missouri


August 25, 1997

                                PROXY STATEMENT


     This Proxy Statement, which will be mailed on or about August 25, 1997 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Insituform Technologies, Inc. for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on September 24, 1997 and at any adjournments or postponements thereof, for the purposes set forth in such Notice. The Company's executive office is located at 702 Spirit 40 Park Drive, Chesterfield, Missouri 63005.



     This Proxy Statement supersedes in its entirety the Proxy Statement dated June 6, 1997 (the "Original Proxy Statement") which was mailed to the holders ("Stockholders") of the Company's class A common stock, $.01 par value (the "Common Stock"). On June 11, 1997, Jerome Kalishman, Nancy F. Kalishman, Robert
W. Affholder, and Xanadu Investments, L.P. ("Xanadu") filed an amendment to
Schedule 13D pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") which stated that it was the intention of Messrs. Kalishman and Affholder to propose a slate of individuals to run for election to the Board of Directors of the Company at the Annual Meeting in opposition to the slate proposed by the Company in the Original Proxy Statement. After negotiations, the Company and the Messrs. Kalishman and Affholder entered into a settlement agreement. Pursuant to the Settlement Agreement dated as of July 25, 1997 (the "Settlement Agreement") among the Company, Messrs. Kalishman and Affholder, Nancy F. Kalishman, Xanadu and The Jerome and Nancy Kalishman Family Fund (collectively, the "Kalishman/Affholder Group"), Paul A. Biddelman, Stephen P. Cortinovis, Anthony
W. Hooper, Silas Spengler, Sheldon Weinig, and Russell B. Wight, Jr., the Kalishman/Affholder Group agreed to end the pending proxy contest with respect to the election of directors at the Annual Meeting and agreed not to engage, prior to the Company's 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting"), in certain activities in opposition to the Company's management. The Company agreed, pursuant to the Settlement Agreement, to make certain changes in the structure and composition of the Board of Directors including: (i) reducing the size of the Board from thirteen directors to eight directors, such number to increase automatically to nine directors upon the appointment of an additional nominee to the Board in the manner described in the Settlement Agreement, (ii) eliminating classification of the Board, and (iii) designating specific individuals to be nominated by the Company at the Annual Meeting and until the 1999 Annual Meeting to serve on the Board, and providing a new means for filling vacancies which may occur on the Board. For full description of the terms of the Settlement Agreement, see "IV. Settlement Agreement."



     In furtherance of the provisions of the Settlement Agreement, Stockholders are being asked to approve (i) the election of eight directors to serve for a term of one year and until their successors have been duly elected and have qualified, (ii) the amendment of Article SIXTH of the Company's Certificate of Incorporation to eliminate classification of the Board of Directors and to provide that, subsequent to the succession to the office following the Annual Meeting of the New Nominees described below, vacancies in the Board of Directors will be filled as set forth in the Settlement Agreement (the "Charter Amendment"), and (iii) the amendment of Article III, Section 2 of the Company's By-Laws to reduce the size of the Board of Directors from thirteen directors to eight directors, provided that the size of the Board of Directors shall increase automatically to nine directors upon the election or appointment of an additional nominee to the Board of Directors in accordance with the terms of the Settlement Agreement (the "By-Law Amendment"). In the event that the Stockholders do not approve the Charter Amendment and the By-Law Amendment, the Settlement Agreement will terminate and all obligations of the parties thereunder will cease. For further information regarding the proposed New Nominees for election to the Board of Directors, see "I. Election of Directors." For further information regarding the proposed Charter Amendment and the proposed By-Law Amendment, see, respectively, "II. Amendment to the Company's Certificate of Incorporation" and "III. Amendment to the Company's By-Laws."



     At the close of business on August 18, 1997, the record date stated in the
accompanying Notice, the Company had outstanding           shares of Common
Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. The Company has no class or series of voting stock outstanding other than the Common Stock.

     The approval of each of the proposals set forth in the accompanying Notice is conditioned upon the approval of all of the proposals set forth in the accompanying Notice and the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Certificate of Incorporation setting forth the amendments to the Certificate of Incorporation approved by the Stockholders (the "Delaware Filing").



     A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. The proposed Charter Amendment and the proposed By-Law Amendment, as more fully described herein, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote at the Annual Meeting against approval of the Charter Amendment and the By-Law Amendment. Directors are elected by plurality vote. In the election of directors, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on such matter.



     Together with this Proxy Statement, a new proxy card is being sent to Stockholders of record on August 18, 1997. The proxy card relates to the matters set forth in this Proxy Statement, EVEN IF A PROXY HAS ALREADY BEEN DELIVERED TO THE COMPANY IN CONNECTION WITH THE ORIGINAL PROXY STATEMENT, IN ORDER TO ENSURE THAT THE SHARES OF COMMON STOCK REPRESENTED BY THE OLD PROXY ARE VOTED, A NEW PROXY MUST BE DELIVERED OR THE SHARES OF COMMON STOCK MUST BE PRESENT AT THE ANNUAL MEETING IN PERSON AND VOTED BY BALLOT. THE SHARES OF COMMON STOCK REPRESENTED BY THE OLD PROXY WILL NOT BE VOTED UNLESS A NEW PROXY IS DELIVERED.



     YOUR VOTE IS IMPORTANT. No matter how many shares of Common Stock you own, please sign, date and mail the enclosed proxy card and return it in the enclosed return envelope, which requires no postage if mailed in the United States. If you hold your shares in the name of a brokerage firm, bank or other nominee, please sign, date and mail as soon as possible the enclosed proxy card in the envelope that has been provided by your broker, bank or other nominee to be sure that person executes a proxy card on your behalf.



     PLEASE REMEMBER TO DATE YOUR PROXY CARD. IF YOU HAVE ANY QUESTIONS, NEED ASSISTANCE IN VOTING OR NEED ADDITIONAL COPIES OF THE PROXY STATEMENT OR THE PROXY CARD PLEASE CALL MORROW & CO., INC., TOLL-FREE AT 1-800-566-9061.

                           I.  ELECTION OF DIRECTORS


     On July 25, 1997, in accordance with the terms of the Settlement Agreement, Brian Chandler, James D. Krugman, William Gorham, Steven Roth and Alvin Siteman executed resignations from the Board of Directors, such resignations to be effective upon the succession to office of the New Nominees, or upon such earlier time as may be communicated by any such director to the Company. On June 16, 1997, Douglas K. Chick had resigned and retired as a director from the Company's Board of Directors.



     In accordance with the terms of the Company's Certificate of Incorporation and By-Laws, and of the Agreement and Plan of Merger dated as of May 23, 1995 (the "Merger Agreement") among the Company, ITI Acquisition Corp. and Insituform Mid-America, Inc. ("IMA"), which are more fully described below, the Board of Directors has consisted of thirteen directors and has included three groups, the members of each group to serve for staggered three year terms. Pursuant to the Settlement Agreement, the Company has nominated eight individuals named below (the "New Nominees") for election to the Board of Directors, each to succeed to office upon the Delaware Filing and to serve for a term of one year and until their successors have been duly elected and qualified. The Company is also seeking the approval of the Stockholders of the Charter Amendment and the By-Law Amendment (see "II. Amendment to the Company's Certificate of Incorporation" and "III. Amendment to the Company's By-Laws") to change the structure and composition of the Board to that specified in the Settlement Agreement and, subject to approval of such proposals, has authorized the cancellation of the provisions of Section 7.3 of the Merger Agreement, bearing on Board composition.



     It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby FOR each of the New Nominees, unless otherwise instructed in the proxy. The Company's Board of Directors has no reason to believe that any of the New Nominees will be unable or will decline to serve. In case any of the New Nominees is unable or declines to serve, the persons named in the accompanying form of proxy will vote the shares represented by such proxy for another person duly nominated in accordance with the terms of the Settlement Agreement in such New Nominee's stead or, if no other person is so nominated, will vote such shares only for the remaining New Nominees.


CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS


     The New Nominees are: Robert W. Affholder, Paul A. Biddelman, Stephen P. Cortinovis, Anthony W. Hooper, Jerome Kalishman, Silas Spengler, Sheldon Weinig and Russell B. Wight, Jr. Certain information concerning Messrs. Affholder, Biddelman, Cortinovis, Hooper, Kalishman, Spengler, Weinig and Wight is set forth below. Such information was furnished by them to the Company.



          ROBERT W. AFFHOLDER, age 61; Senior Executive Vice President of the Company since August 1996; Senior Vice President -- Chief Operating Officer of North American Contracting Operations of the Company from October 1995 to August 1996; Vice Chairman, IMA, from 1993 to 1995; President of IMA from 1994 to 1995 and from prior to 1992 to 1993; Director of the Company since 1995.



          PAUL A. BIDDELMAN, age 51; Treasurer, Hanseatic Corporation (private investment company) since 1992; Director: Celadon Group, Inc., Electronic Retailing Systems International, Inc., Premier Parks Inc., Petroleum Heat & Power Company, Inc., Oppenheimer Group, Inc., Star Gas Corporation (general partner of Star Gas Partners, L.P.); Director of the Company since 1988.



          STEPHEN P. CORTINOVIS, age 47, Vice President International and President -- Europe of Emerson Electric Co. since 1992. Not currently a director of the Company.



          ANTHONY W. HOOPER, age 49; President and Chief Executive Officer of the Company since November 1996, and Chairman of the Board of the Company since June 1997; Senior Vice President Marketing and Senior Vice President -- Marketing and Technology of the Company, successively, from 1993 to November 1996; President of Huyck Formex/Weavexx Corporation (equipment manufacturer), a subsidiary of BTR, Inc., from 1992 to 1993; Director of the Company since 1996.

          JEROME KALISHMAN, age 69; Vice Chairman of the Board of the Company since June 1997 and from October 1995 to November 1996; Chairman of the Board of the Company from November 1996 to June 1997; Chairman and Chief Executive Officer of IMA from prior to 1992 to 1995; Director of the Company since 1995.



          SILAS SPENGLER, age 66; Managing Director, Webb Johnson Associates, Inc. (executive recruiter) since January 1997; Principal, Sullivan Associates, Inc. (board of directors search firm) from 1994 until 1997; Partner, Reid & Priest (attorneys) from 1992 to 1994; Partner, Spengler Carlson Gubar Brodsky & Frischling (attorneys) through 1992; Director of the Company since 1987.



          SHELDON WEINIG, age 69; Adjunct Professor at Columbia University since 1994 and at State University of New York, Stony Brook, since 1993; Consultant, Sony Engineering and Manufacturing of America from 1994 to 1996, and Vice Chairman from prior to 1992 to 1994; Director: Aseco Corporation, Intermagnetics General Corporation; Director of the Company since 1992.



          RUSSELL B. WIGHT, JR., age 58; General Partner, Interstate Properties (real estate development and construction) since prior to 1992; Director:
     Vornado Realty Trust, Alexander's, Inc.; Director of the Company since
     1992.



     In December 1992, in connection with the Company's acquisition (the "IGL Acquisition") of Insituform Group Limited ("IGL"), the Company's Certificate of Incorporation was amended so as to divide the Board of Directors of the Company into three classes, as equal in size as possible, having staggered three-year terms, with the term of one class expiring each year, and to fix the number of directors of the Company at not less than six nor more than 15, the exact number to be specified in the By-Laws of the Company.



     In October 1995, in connection with the transaction pursuant to which the Company's wholly-owned subsidiary, ITI Acquisition Corp. ("ITI Sub"), merged into and with IMA so that IMA became a wholly-owned subsidiary of the Company (the "IMA Merger"), the Company's Certificate of Incorporation was further amended to replace certain other terms added in connection with the IGL Acquisition and provide for the appointment of directors and filling of vacancies on the Board as contemplated by the Merger Agreement. Pursuant to the Merger Agreement, the Board of Directors currently includes: Messrs. Affholder, Biddelman, and Roth, for a term to expire at the Annual Meeting ("Class II Directors"); Messrs. Chandler, Kalishman, Krugman and Wight for a term to expire at the 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting") of the Company ("Class III Directors"); and Messrs. Gorham, Siteman, Spengler and Weinig, for a term to expire at the 1999 Annual Meeting ("Class I Directors"). Such directors are grouped as follows: (i) Messrs. Biddelman, Chandler, Krugman and Spengler constitute the "INA Group"; (ii) Messrs. Gorham, Roth, Weinig and Wight constitute the "IGL Group"; and (iii) Messrs. Affholder, Kalishman and Siteman constitute the "IMA Group." The members of the INA Group and the IGL Group were directors of the Company prior to the IMA Merger, and the IMA Group was designated for appointment by IMA. The Company further agreed that during the period from the consummation of the IMA Merger until December 9, 1998 (the "Term"), the Company would nominate and recommend for re-election to its Board of Directors, upon expiration of their terms, the Class I Directors, the Class II Directors and the Class III Directors. If, during the Term, any director resigned or was unable to serve for any reason, such vacancy would be filled with a designee chosen by the remaining members of that director's group, and thereafter the Company would nominate and recommend such designee for election to the Board of Directors of the Company.



     In November 1996, Mr. Hooper was appointed to the vacancy on the Board created by the resignation of Jean-Paul Richard, who had served as a Class III Director but was not designated as part of any director's group in accordance with the foregoing. Mr. Chick, prior to his resignation, was a member of the INA Group and served as a Class II Director.



     No family relationship exists between any of the directors or executive officers of the Company.



     The Settlement Agreement provides for the elimination of classes and groups from the Board and provides that a nominating committee of the Board, as described below (the "Nominating Committee"), will be responsible for filling vacancies which occur on the Board. See "IV. Settlement Agreement."

     Pursuant to the Settlement Agreement, the approval of the Charter Amendment and the approval of the By-Law Amendment is conditioned upon the election of the New Nominees, as well as the Delaware Filing. If the New Nominees are not elected by the requisite vote of Stockholders, the Charter Amendment and the By-Law Amendment will not be effected. In addition, if approval of the Charter Amendment and approval of the By-Law Amendment are not obtained, the election of the New Nominees will be null and void, the Settlement Agreement will automatically terminate and all obligations of the parties thereunder will cease.



          II.  AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION



     In connection with the Settlement Agreement, Stockholders are being asked to approve the Charter Amendment. See "IV. Settlement Agreement." The following summary description of the Charter Amendment is not intended to be complete and is qualified in its entirety by reference to the complete text of proposed amended Article SIXTH of the Company's Certificate of Incorporation attached as Annex B.



     Currently the Board of Directors is divided into three classes designated Class I, Class II and Class III. Each class of directors is elected for a term of three years, to expire on a staggered basis as more fully described in "I. Election of Directors." Currently the Board of Directors is also divided, pursuant to Section 7.3 of the Merger Agreement, into three groups, as more fully described in "I. Election of Directors." Vacancies occurring on the Board of Directors within a particular group may be filled only by a designee chosen by the other members of that group. In order to effectuate the purposes of the Settlement Agreement, the Charter Amendment would eliminate both the classes with their staggered terms and the groups within the Board of Directors. Pursuant to the Charter Amendment, directors of the Company would be elected annually for one-year terms, and vacancies occurring on the Board of Directors would be filled by a Nominating Committee consisting of Messrs. Wight and Kalishman, subject to the approval of the full Board of Directors; provided, however, that in the event that the Nominating Committee is unable to agree upon a designee to fill a vacancy which has occurred on the Board of Directors within 30 days after such vacancy has been created, the matter shall be referred to an independent nominator who shall provide the Nominating Committee with a list of candidates from which the Nominating Committee shall choose within five business days a designee to fill such vacancy.



     The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve the Charter Amendment.



     The Board of Directors believes that the proposed Charter Amendment is in the best interests of ITI and the Shareholders and recommends that the Stockholders vote FOR approval of the proposed Charter Amendment. Because the election of directors described under "I. Election of Directors," and the approval of the By-Law Amendment, is conditioned upon approval of the Charter Amendment, as well as the Delaware Filing, if the Charter Amendment is not approved by the requisite vote of the Stockholders, such election and the By-Law Amendment will not be effected, the Settlement Agreement will automatically terminate and all obligations of the parties thereunder will cease. In addition, if such election of directors and approval of the By-Law Amendment is not effected, the Charter Amendment will be null and void.



                    III.  AMENDMENT TO THE COMPANY'S BY-LAWS



     In connection with the Settlement Agreement, Stockholders are being asked to approve the By-Law Amendment. See "IV. Settlement Agreement." The following summary description of the By-Law Amendment is not intended to be complete and is qualified in its entirety by reference to the complete text of proposed amended Article III, Section 2, of the Company's By-Laws attached hereto as Annex C.



     Currently the Board of Directors consists of thirteen members. In order to effectuate the purposes of the Settlement Agreement, the By-Law Amendment would reduce the size of the Board to eight directors, to increase automatically to nine directors upon the election or appointment of an additional nominee to the Board of Directors in accordance with the terms of the Settlement Agreement.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve the By-Law Amendment.



     The Board of Directors believes that the proposed By-Law Amendment is in the best interests of ITI and the Stockholders and recommends that the Stockholders vote FOR approval of the proposed By-Law Amendment. Because the election of directors described under "I. Election of Directors," and the approval of the Charter Amendment, is conditioned upon approval of the By-Law Amendment, as well as the Delaware Filing, if the By-Law Amendment is not approved by the requisite vote of the Stockholders, such election and the Charter Amendment will not be effected, the Settlement Agreement will automatically terminate and all obligations of the parties thereunder will cease. In addition, if such election of directors and approval of the Charter Amendment is not effected, the By-Law Amendment will be null and void.



                           IV.  SETTLEMENT AGREEMENT



     On July 25, 1997, the Company entered into the Settlement Agreement to end the pending proxy contest with the Kalishman/Affholder Group. The following is a summary of the material terms of the Settlement Agreement. This summary is qualified in its entirety by reference to the Settlement Agreement attached hereto as Annex A.



     Amendments to the Company's Certificate of Incorporation and By-Laws. Pursuant to the Settlement Agreement, the Company agreed, subject to the requisite approval of the Stockholders at the Annual Meeting, to amend Article SIXTH of its Certificate of Incorporation to eliminate classification of the Board of Directors and to provide that, subsequent to the succession to office following the Annual Meeting of the New Nominees, vacancies in the Board of Directors will no longer be filled as set forth in Section 7.3 of the Merger Agreement but will be filled as set forth in the Settlement Agreement.



     Pursuant to the Settlement Agreement, the Company also agreed: (i) subject to the requisite approval of the Stockholders at the Annual Meeting, to amend
Article III, Section 2 of its By-Laws to reduce the size of the Board of Directors from thirteen directors to eight directors, provided that the size of the Board of Directors shall increase automatically to nine directors upon the election or appointment, in accordance with the terms of the Settlement Agreement, of an additional nominee to the Board of Directors, (ii) to amend
Article III of the Company's By-Laws to add a new Section 14 to be entitled "NOTICE AND APPROVAL OF CERTAIN ACTIONS," which would provide that, notwithstanding any other provision of the Company's By-Laws (and except for the implementation of the other amendments to the Company's Certificate of Incorporation and By-Laws contemplated by the Settlement Agreement): (x) in the event that any director proposes to bring before any regular or special meeting of the Company's Board of Directors any proposal relating to any amendment of the Company's Certificate of Incorporation or By-Laws or the Settlement Agreement, or any change in the structure, composition (other than such director's resignation) or governance of the Board of Directors (any such action shall be referred to herein as a "Special Action"), such director must provide written notice thereof (including a reasonably detailed description of such proposal) to each member of the Board of Directors at least seven days prior to the date of the directors' meeting at which the Special Action is to be proposed; and (y) the taking of any Special Action by the Board of Directors must be approved by a majority of all directors then serving; provided, however, that no Special Action which would have any effect prior to the 1999 Annual Meeting may be taken if such Special Action would conflict with, have the effect of modifying or otherwise frustrating any provision of the Settlement Agreement, including, without limitation, any amendment to Article SIXTH of the Company's Certificate of Incorporation or Article III, Section 2 of the Company's By-Laws, as such provisions will be in effect following the Annual Meeting; and (iii) to amend Article IV, Section 4B of the Company's By-Laws to provide that, notwithstanding any other provision of the Company's By-Laws, the Vice Chairman of the Board, acting in any capacity, shall not have the power to call any special meeting of Stockholders.



     At a meeting thereof held on August   , 1997, the Company's Board of
Directors approved the Charter Amendment and the By-Law Amendment and recommended such amendments for approval by the Stockholders, and also amended the By-Laws as otherwise contemplated by the Settlement Agreement. At such meeting, as contemplated by the Settlement Agreement, the Board of Directors also authorized cancellation of Section 7.3 of the Merger Agreement, which contains certain provisions that governed the structure and composition of the Board of Directors, such cancellation subject to and effective upon approval of proposals set forth herein and the Delaware Filing.



     Provisions Regarding the Election of Directors at the Annual
Meeting. Pursuant to the Settlement Agreement, the Company obtained the resignations of Messrs. Chandler, Gorham, Krugman, Roth and Siteman from the Board of Directors, to be effective upon the succession to office of the New Nominees or at such earlier time as they, respectively, may subsequently communicate to the Company. The Company also agreed, pursuant to the Settlement Agreement, that the New Nominees would consist of Messrs. Affholder, Biddelman, Cortinovis, Hooper, Kalishman, Spengler, Weinig and Wight. The Company also agreed to the appointment to the Board of an additional nominee who (i) has no material, financial or close personal or familial relationship with any other director or affiliate of a director and (ii) who is qualified to serve as a director.



     The Settlement Agreement provides that the proposed additional nominee shall be selected by Mr. Wight on or prior to September 25, 1997, subject to the approval of Mr. Kalishman, which will not be unreasonably withheld. In the event that Mr. Kalishman withholds approval of a proposed additional nominee on grounds specified in (ii) of the preceding paragraph, the matter shall be referred to Directorship, 8 Sound Shore Drive, Greenwich, Connecticut 06830 ("Directorship"), who shall act as an arbitrator to determine whether such approval was properly withheld by Mr. Kalishman. In each event of Mr. Kalishman's withholding approval of any proposed additional nominee pursuant to the Settlement Agreement, Mr. Wight shall have an additional two months to select another proposed additional nominee. In the event that Mr. Wight fails to designate a proposed additional nominee within the required period, the additional nominee shall be selected by the Nominating Committee from a list of three candidates provided by Directorship, each of whom (x) shall have appropriate qualifications to serve on the Company's Board of Directors and (y) shall not have a material financial or a close personal or familial relationship with any other director or affiliate of a director. In the event that both members of the Nominating Committee are unable to select a nominee from the list provided by Directorship within ten business days after receipt of such list, each member of the Nominating Committee shall eliminate one candidate from the list and the remaining candidate shall become the additional nominee. The additional nominee shall be required to execute a counterpart of the Settlement Agreement.



     Vice Chairmanship Agreement. The Settlement Agreement provides that the arrangements under which Mr. Kalishman became Vice Chairman of the Board in October 1995 in connection with the IMA Merger will be extended for one year, during which salary will not be payable but benefits and office arrangements will continue. See "V. Other Information -- Director Compensation" below.



     Voting Agreement With Respect to the Annual Meeting. Pursuant to the Settlement Agreement, each party thereto (other than the Company) agreed to cause all shares of Common Stock beneficially owned by such party to be voted at the Annual Meeting in favor of (i) the Charter Amendment, (ii) the By-Law Amendment and (iii) the election of the New Nominees to the Board of Directors. Furthermore, each party to the Settlement Agreement (other than the Company) agreed that it would not bring any business before the Annual Meeting except as expressly contemplated by the Settlement Agreement.



     Termination of the Proxy Contest. Pursuant to the Settlement Agreement, the Kalishman/Affholder Group agreed (i) to immediately terminate all activities with respect to its solicitation of proxies in connection with the Annual Meeting, (ii) to not directly or indirectly solicit any proxies or participate in any solicitation of any proxy with respect to matters to be presented at the Annual Meeting or become a participant in any election contest relating to the Annual Meeting, (iii) to promptly remove Mr. Affholder from the "group" referred to in the amendment to Schedule 13D dated as of June 11, 1997 filed by members of the Kalishman/Affholder Group (the Kalishman/Affholder Group without Mr. Affholder shall be referred to herein as the "Kalishman Group"), (iv) to promptly file an amendment to such Schedule 13D and to any and all other statements filed by any member of the Kalishman/Affholder Group pursuant to the Exchange Act to reflect the termination of the proxy contest and the other provisions of the Settlement Agreement and (v) to not take any other actions inconsistent with the matters contemplated by the Settlement Agreement. The Company agreed to bear the reasonable out-of-pocket costs and expenses not to exceed $150,000 of the

Kalishman/Affholder Group incurred in connection with their activities prior to the date of the Settlement Agreement with respect to their solicitation of proxies in connection with the Annual Meeting.



     Election of Directors After the Annual Meeting. Pursuant to the Settlement Agreement, the Company agreed that it shall nominate and recommend for re-election to the Board of Directors at the 1998 Annual Meeting and at the 1999 Annual Meeting the then incumbent members of the Board (the "Company Nominees").



     Filling of Vacancies on the Board. Pursuant to the Settlement Agreement, the Company agreed that if, during the period commencing with the succession to office of the New Nominees following the 1997 Annual Meeting and ending immediately prior to the 1999 Annual Meeting, any director then in office resigns or is unable to serve for any reason, such vacancy shall be filled only with a designee chosen by both members of the Nominating Committee, subject to the confirmation of the Board of Directors that such person possesses no characteristics that would disqualify him under applicable law from serving as a director, and thereafter the Company shall nominate and recommend such designee for election to the Board of Directors; provided, however, that in the event that Mr. Wight and Mr. Kalishman (or their respective successors, if applicable) are unable to agree upon a designee to fill a vacancy on the Board of Directors within 30 days after such vacancy has been created, the matter shall be referred to Directorship, who shall be instructed to provide the Nominating Committee with a list of three candidates (i) who have appropriate qualifications to serve on the Company's Board of Directors and (ii) who have no material financial, close personal or familial relationship with any director or affiliate of a director. In the event that both members of the Committee are unable to select a designee from the list provided by Directorship within five business days after receipt of such list, the members of the Committee shall each eliminate one candidate from the list and the remaining candidate shall then become the designee.



     Voting and Standstill Agreements. Pursuant to the Settlement Agreement, each party thereto (other than the Company) agreed that during the period commencing on the date of the Settlement Agreement and ending immediately prior to the 1999 Annual Meeting, such party (a) shall cause all shares of capital stock of the Company which have the right to vote generally in the election of directors, including, without limitation, shares of Common Stock (collectively, "Voting Stock"), that are beneficially owned by such party: (i) to be present, in person or by proxy, at all meetings of Stockholders so that all such shares may be counted for the purpose of determining if a quorum is present at such meetings, (ii) to be voted in favor of all of the matters proposed by the Company at the Annual Meeting and in favor of the election of the Company Nominees to the Board of Directors at the 1998 Annual Meeting, and (iii) to be voted in favor of persons nominated and recommended by the Company in any other election of directors; (b) shall not directly or indirectly (except through the Company pursuant to due authorization) solicit any proxies or consents with respect to Voting Stock or in any way participate in any solicitation of any proxy with respect to shares of Voting Stock or become a participant in any election contest with respect to the Company or request or induce or attempt to induce any other person to take any such actions or attempt to advise, counsel or otherwise influence in any way any person with respect to the voting of Voting Stock; provided however that such constraint shall not apply to actions taken in advance of the 1999 Annual Meeting with respect to actions to be taken at the 1999 Annual Meeting, including, without limitation, the election of directors; (c) shall not (i) form, join or otherwise participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder) with respect to any Voting Stock (a "13D Group"), (ii) otherwise act in concert with any other person for the purpose of holding or Voting Stock, or
(iii) file any amendment to any Schedule 13D that relates to a plan or proposal to seek to influence control of the Company or that contains any statement that is in any way inconsistent with the provisions of the Settlement Agreement; provided that such constraint shall not apply to any arrangements that are reflected in the Original Proxy Statement without reference to any supplement or amendment thereto or to any 13D Group formed for the purposes of conducting a solicitation or otherwise taking action with respect to actions to be taken at the 1999 Annual Meeting, including, without limitation, the election of directors, and clause (i) (with respect to participation) and clause (ii) of such constraint shall not apply to the Kalishman Group; (d) shall not deposit any Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock or other agreement having similar effect, except that such constraint shall not apply to any arrangements that are reflected in the Original Proxy Statement; (e) except as expressly contemplated by the Settlement Agreement, shall not make any proposal or bring any business before any meeting of Stockholders and, other than actions proposed or taken at any meeting of the Board of Directors, shall not take or seek to take any action in the name or on behalf of the Company except pursuant to the performance of any responsibilities attendant to any office in the Company held by such party or pursuant to a resolution adopted by the Board of Directors; (f) shall not call, request the call, or seek to call, any special meeting of Stockholders; and (g) shall not enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing matters. Nothing in the Settlement Agreement shall, however, prevent any party to the Settlement Agreement from taking any of the actions referred to in clauses (b), (c), (d) and (insofar as it relates to clauses (b), (c) and (d)), clause (g) above, to the extent (but solely to the extent) that such actions are taken in response to any proposal relating to matters other than (w) the election of directors, (x) the election, approval or ratification of accountants, (y) a proposal made by a Stockholder or (z) a proposal relating to certain employee compensation plans, that is set forth in any preliminary or definitive proxy statement filed by the Company with the Securities and Exchange Commission. Pursuant to the Settlement Agreement, the parties also agreed that, in the event that any directors other than the Company Nominees are elected at the 1998 Annual Meeting as the result, directly or indirectly, of a breach of the Settlement Agreement or any failure to vote in favor of matters specified in the Settlement Agreement, by any party or parties hereto, the voting and standstill obligations of such breaching or non-voting party or parties, and its affiliates as described above shall not terminate at the time specified above but shall terminate on December 31, 1999.



     Amendment of the Settlement Agreement. The Settlement Agreement may be amended or modified only by the written agreement of each party thereto.



     Termination of the Settlement Agreement. The Settlement Agreement shall automatically terminate in the event that the Stockholders fail to approve either the Charter Amendment or the By-Law Amendment. In the event that the Settlement Agreement is terminated, all obligations of the parties thereto shall terminate and the Annual Meeting shall be adjourned or postponed and reconvened on or rescheduled to October 21, 1997; provided that if such Stockholder non-approval is the result directly or indirectly of a breach of the Settlement Agreement or any failure to vote in favor of such matters by any party or parties to the Settlement Agreement, the obligations of such breaching or non-voting party or parties and its affiliates under the settlement Agreement shall not terminate until December 31, 1999 and the Annual Meeting shall be adjourned and reconvened on such date as shall be determined by the Board of Directors.



     Mutual Releases. Pursuant to the Settlement Agreement, Mr. Kalishman and Mr. Affholder on the one hand, and the Company, on the other hand, agreed to release one another from any and all liabilities, claims and obligations of any kind arising directly or indirectly from their respective activities prior to the date of the Settlement Agreement in connection with the pending proxy contest between the Company and the Kalishman/Affholder Group, the preparation for the Annual Meeting and the solicitation of proxies for the Annual Meeting.



                             V.  OTHER INFORMATION


BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 1996, the Board of Directors of the Company held nine meetings, and took action by unanimous written consent on three occasions. No current director attended fewer than 75% of the aggregate number of meetings of the Board of Directors of the Company and meetings of committees of the board on which such person served which were held during the period that he served.

     During the year ended December 31, 1996, the members of the Audit Committee of the Board of Directors of the Company were Silas Spengler, Sheldon Weinig and Jerome Kalishman. The Audit Committee is responsible for overseeing that management fulfills its responsibilities in connection with the preparation of the consolidated financial statements of the Company and its subsidiaries. The committee's functions include making recommendations to the board regarding the engaging and discharging of the Company's independent auditors, reviewing with the independent auditors the plan and the results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving the professional services provided by the independent auditors, reviewing the independence of the independent auditors, and reviewing the adequacy of the Company's system of internal accounting controls. During the year ended December 31, 1996, the Audit Committee held one meeting. In January 1997, the Audit Committee was reconstituted to consist of Robert W. Affholder, Alvin J. Siteman and Silas Spengler.

     During the year ended December 31, 1996, the members of the Compensation Committee of the Board of Directors of the Company were Paul A. Biddelman, William Gorham, James D. Krugman, Steven Roth and Alvin J. Siteman. The functions of the Compensation Committee include making recommendations to the Board of Directors of the Company regarding the salaries, bonuses, fringe benefits or compensation of any kind for the officers and directors of the Company. Until November 1996 when the Board of Directors assumed such functions, the Compensation Committee was also responsible for the administration of the Company's 1992 Employee Stock Option Plan (the "Employee Plan"), and determined the eligible persons who are to receive options under such plan, the number of shares to be subject to each option and the other terms and conditions upon which options under such plan were granted and made exercisable. During the year ended December 31, 1996, the Compensation Committee held one meeting. In January 1997, the Compensation Committee was reconstituted to consist of James D. Krugman, Sheldon Weinig and Russell B. Wight, Jr.


     Pursuant to the terms of the Settlement Agreement, the Board of Directors will appoint a Nominating Committee, consisting of Mr. Wight (or in the event of his death, incompetence or resignation from the Board, Mr. Weinig) and Mr. Kalishman (or in the event of his death, incompetence or resignation from the Board, Mr. Affholder). See "IV. Settlement Agreement."


DIRECTOR COMPENSATION

     Each director of the Company who is not an operating officer of the Company is entitled to receive compensation in the amount of $12,000 per annum and $1,000 per meeting of the Board of Directors attended by such director, plus reimbursement of his expenses.


     The Settlement Agreement provides for the Company's extension of the term of the arrangements under which Jerome Kalishman became Vice Chairman of the Board in October 1995 in connection with the IMA Merger, for a period of one year expiring on December 9, 1999, provided, that during such additional year Mr. Kalishman's annual salary in such position of $100,000 will not be payable but benefits and office arrangements will continue. In November 1996, the Company had supplemented such arrangements with Mr. Kalishman to provide that the appointment of him as Chairman of the Board of Directors, and his service in such position (which extended through June 1997), would, during the period thereof, substitute for the Company's and his respective obligations under which Mr. Kalishman became Vice Chairman of the Board. Upon completion of the IMA Merger, the Company also entered into a consulting agreement with Mr. Kalishman pursuant to which the Company engaged Mr. Kalishman as a consultant in connection with the business of the Company for a two year term at an annual fee of $150,000. Such agreements are terminable by Mr. Kalishman at any time upon at least 60 days' written notice, and are terminable by the Company upon the failure of Mr. Kalishman to perform his duties thereunder owing to illness or other incapacity, if such failure continues for a period of six months, or for other cause (as defined in such agreements). Mr. Kalishman's arrangements with the Company include health insurance benefits and use of an automobile. In the event of Mr. Kalishman's death, such agreements terminate automatically. Mr. Kalishman has also entered into a non-competition agreement with the Company extending from the completion of the IMA Merger until the later of five years thereafter or two years after all service to the Company has ended.


     In November 1996, the Company and James D. Krugman amended the agreement, which became effective on December 9, 1992 upon the closing of the IGL Acquisition, pursuant to which Mr. Krugman served as Chairman of the Board, so as to provide that the Company would thereafter engage Mr. Krugman as consultant to the Company through November 1999. Under the amended arrangements, Mr. Krugman is paid annual amounts, through December 1998, of $100,000. In the event of Mr. Krugman's death, the agreement terminates automatically. Mr. Krugman may cancel the agreement at any time upon 60 days' written notice delivered to the Company, and the Company may terminate the agreement upon the failure of Mr. Krugman to perform his duties thereunder owing to illness or other incapacity, if such failure continues for a period of more than six months, or if Mr. Krugman commits any act in bad faith and to the material detriment of the Company or is convicted of a felony.

     Mr. Krugman also holds: (i) an option granted under the Company's 1992 Director Stock Option Plan (the "Director Plan") on December 13, 1993 covering 95,000 shares of Common Stock, exercisable for five years after grant at a per share price of $14.50, the closing price of the Common Stock on the NASDAQ National Stock Market on such date, and (ii) an option granted under the Director Plan on November 18, 1996 covering 100,000 shares of Common Stock, exercisable for three years after grant at a per share price of $7.19, the closing price of the Common Stock on the NASDAQ National Stock Market on such date.


     As a consequence of the assumption and exchange of options previously granted by IMA for options granted by the Company, on October 25, 1995 Alvin Siteman, who became a director of the Company upon consummation of the IMA Merger, held options covering 38,335 shares, at exercise prices ranging from $2.61 to $9.79 per share, calculated in accordance with the terms of the IMA Merger (see "Stock Plans" below). In January 1997, Mr. Siteman exercised options with respect to 7,667 shares, at an exercise price of $5.22, and in August 1997, exercised options with respect to 23,001 shares at exercise prices ranging from $2.61 to $4.32 per share. The remaining options held by Mr. Siteman will expire within 90 days of the effective date of his resignation from the Board, if not otherwise exercised.


     Anthony W. Hooper holds options covering 150,000 shares granted under the Director Plan in November 1996 in connection with his appointment as President of the Company and a director, in addition to options previously granted to him as an executive officer (see "Certain Agreements with Directors and Executive Officers" below). Except for the foregoing, no current director of the Company holds any options granted by the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information with respect to compensation for each of the Company's last three completed fiscal years of the Company's Chief Executive Officer and each of the four other most highly-compensated executive officers during the most recent fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                ------------
                               --------------------------------------------    SECURITIES
          NAME AND                                               OTHER         UNDERLYING     ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)    OPTIONS(#)    COMPENSATION
-----------------------------  ----   --------   --------   ---------------   ------------   ------------
Anthony W. Hooper              1996   $264,604         --            --          150,000       $ 14,434(3)
  President and Chief          1995    235,000         --            --           25,000          2,405
  Executive Officer(2)         1994    220,000   $100,100       $53,968(4)        12,000         80,730
Jean-Paul Richard              1996    400,619         --            --               --          9,398(6)
  President and Chief          1995    400,000         --            --          100,000         12,542
  Executive Officer(5)         1994    400,000    264,000            --               --         83,405
Robert W. Affholder            1996    250,000         --            --               --         12,000(8)
  Senior Executive Vice        1995    229,167     75,000            --               --         11,531
  President(7)                 1994    225,000         --            --               --          3,509
William A. Martin              1996    186,764         --            --               --         17,049(9)
  Senior Vice President --     1995    175,000         --            --           10,000         14,707
  Chief Financial Officer      1994    165,334     51,709            --            8,000         15,623
Dale T. Harden                 1996    117,049         --            --           50,000         30,857(11)
  Senior Vice President --     1995         --         --            --               --             --
  Chief Operating Officer      1994         --         --            --               --             --
  of North American
  Contracting Operations(10)
Raymond Toth                   1996    139,853         --            --               --         12,973(13)
  Vice President -- Human      1995    126,353         --            --            8,000          5,113
  Resources(12)                1994    110,000     40,040        16,353(14)        8,000         53,286

---------------
 (1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

 (2) Mr. Hooper became President and Chief Executive Officer in November 1996, prior to which he was the Company's Senior Vice President -- Marketing and Technology.

 (3) Represents $6,000 in 401(k) contributions under the Company's 401(k) Profit-Sharing Plan (the "Restated Plan"), $6,000 in profit-sharing contributions under the Restated Plan, and $2,434 in term life insurance premiums.

 (4) Includes reimbursement for taxes in the amount of $43,509.

 (5) Mr. Richard resigned from the Company in November 1996.

 (6) Represents $6,000 in 401(k) contributions under the Restated Plan and $3,398 in term life insurance premiums.


 (7) Mr. Affholder became an Executive Officer of the Company in October 1995 in connection with the IMA Merger. Prior to that time he served as Vice Chairman of IMA. Amounts shown for 1994 represent compensation from IMA, and amounts shown for 1995 include compensation from IMA and amounts paid pursuant to the agreements entered into by the Company with Mr. Affholder effective upon completion of the IMA Merger. See "Certain Agreements with Executive Officers" below.

 (8) Represents $6,000 in 401(k) contributions under the Restated Plan, and $6,000 in profit-sharing contributions under the Restated Plan.

 (9) Represents $6,000 in 401(k) contributions under such plan, $6,000 in profit-sharing contributions under the Restated Plan, and $5,049 in term life insurance premiums.


(10) Mr. Harden became an executive officer in June 1996 and resigned in July 1997.


(11) Represents $24,653 in relocation expenses, $4,404 in 401(k) contributions under the Restated Plan, and $1,800 in term life insurance premiums.


(12) Mr. Toth became an executive officer of the Company in February 1994.


(13) Represents $5,660 in 401(k) contributions under the Restated Plan, $5,660 in profit-sharing contributions under the Restated Plan, and $1,653 in term life insurance premiums.

(14) Represents reimbursement for taxes.

     Option Grant Table. The following table sets forth certain information regarding options granted by the Company during the year ended December 31, 1996 to the individuals named in the above compensation table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        Potential Realizable
                                            Individual Grants                             Value at Assumed
                       ------------------------------------------------------------         Annual Rates
                       Number of                                                              of Stock
                       Securities        % of Total                                      Price Appreciation
                       Underlying      Options Granted      Exercise                     for Option Term(1)
                        Options         to Employees         Price       Expiration     ---------------------
        Name           Granted(#)      In Fiscal Year        ($/sh)         Date           5%          10%
---------------------  ----------     -----------------     --------     ----------     --------     --------
Anthony W. Hooper....    100,000(2)          30.8%           $ 7.19        11/18/01     $198,646     $438,957
                          50,000(3)          15.4             15.00        11/18/02          -0-          -0-
Jean-Paul Richard....         --               --                --              --           --           --
Robert W.
  Affholder..........         --               --                --              --           --           --
William A. Martin....         --               --                --              --           --           --
Dale T. Harden.......     50,000(4)          15.4              9.13        06/03/01      126,123      278,698
Raymond Toth.........         --               --                --              --           --           --

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date.

(2) Ten percent of such option becomes exercisable on the first anniversary of grant, twenty percent thereof on the second anniversary of grant, thirty percent thereof on the third anniversary of grant and forty percent thereof on the fourth anniversary of grant.

(3) Ten percent of such option becomes exercisable on the second anniversary of grant, twenty percent on the third anniversary thereof, thirty percent on the fourth anniversary thereof and forty percent on the fifth anniversary thereof.

(4) One quarter of such option became exercisable upon grant, with the remainder becoming exercisable in three equal annual installments thereafter.

     Aggregate Option Exercises and Year-End Option Table. The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 1996, by the individuals named in the above compensation table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT               IN-THE-MONEY OPTIONS
                              SHARES                           FISCAL YEAR-END(#)             AT YEAR-END($)(1)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Anthony W. Hooper.........       --              --           96,500        165,500             --         18,500
Jean-Paul Richard.........       --              --          300,000             --             --             --
Robert W. Affholder.......       --              --               --             --             --             --
William A. Martin.........       --              --           26,000          7,000             --             --
Dale T. Harden............       --              --           12,500         37,500             --             --
Raymond Toth..............       --              --           10,000          6,000             --             --

---------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date or at year-end, as the case may be, minus the exercise price.

STOCK PLANS


     In June 1992, the Stockholders approved the Employee Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock (as subsequently increased) were subject to grants to key employees who are not directors (including executive officers), and the Director Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock may be granted to directors of the Company (including executive officers), as previously adopted by the Board of Directors. In June 1994, the stockholders of the Company approved an increase in the number of authorized shares of Common Stock available for issuance under the Employee Plan to 1,000,000 shares.


     Both the Employee Plan and the Director Plan are, since November 1996, administered by the Board of Directors, which is empowered to determine the persons who are to receive options, the number of shares to be subject to each option and whether such options will be incentive stock options or non-qualified stock options. Pursuant to amendments to the Employee Plan adopted in April 1994, the Board of Directors may authorize a committee of the Board constituted for such purpose to allocate options approved in the aggregate by the Board of Directors among employees who are not officers. The exercise price of an option under either the Employee Plan or the Director Plan may not be less than the lesser of the fair market value of the Common Stock on the date of grant of the option, or the tangible book value per share of Common Stock as of the end of the fiscal quarter of the Company immediately preceding the grant, provided that no incentive stock option may be granted at an option price which is less than the market value per share of the Common Stock on the date of grant.


     In October 1995, in connection with the consummation of the IMA Merger, the Company assumed options (the "IMA Options") previously granted under the IMA Stock Option Plan upon the same terms and conditions as contained under such plan, except that: (i) each IMA Option became exercisable for that number of shares of the Company's Common Stock into which the number of shares of IMA Class A Common Stock subject to such option immediately prior to the IMA Merger would have been convertible in such transaction if such shares had been outstanding, and (ii) the option price per share of the Company's Common Stock was adjusted to an amount obtained by dividing (x) the exercise price per share in effect on such date times the number of shares of IMA Class A Common Stock previously covered by such IMA Option, by (y) the number of shares of the Company's Common Stock covered by such option as so assumed. As a result of such arrangements, the Company assumed options covering an aggregate of 449,236 shares of Common Stock, 384,109 shares of which were covered by options outstanding at August 1, 1997.

CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The Company's arrangements with Anthony W. Hooper, under which Mr. Hooper became President and Chief Executive Officer in November 1996, provide for an initial annual base salary of $325,000, in addition to bonus payments in an amount up to 50% of base salary. Under such arrangements, and upon appointment of Mr. Hooper to the Company's Board of Directors, the Company granted to Mr.
Hooper: (x) a five-year option under the Director Plan, covering 100,000 shares of Common Stock exercisable at a per share price of $7.19 (equal to the closing price of the Common Stock, as quoted on the Nasdaq National Stock Market on the date of grant), which becomes exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the first through fourth anniversaries, respectively, of the date of grant, and (y) an additional six-year option under such plan, covering 50,000 shares of Common Stock exercisable at a per share price of $15.00, which becomes exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the second through fifth anniversaries, respectively, of the date of grant. Such options are in addition to options theretofore granted to Mr. Hooper as an executive officer of the Company, and become immediately exercisable in the event of specified changes in control of the Company.


     Under such arrangements, and consistent with the Company's prior arrangements with Mr. Hooper under which he became an executive officer in November 1993, the Company also provides Mr. Hooper with a car allowance, reimbursement for one country club membership and medical and life insurance benefits. Consistent with the prior arrangements, the Company agreed that in the event Mr. Hooper's employment is terminated by the Company other than for cause, the Company is obligated to pay him amounts equal to twelve months base salary. Such severance arrangements have been supplemented and superseded to the extent provided in the severance agreement extended by the Company to Mr. Hooper in June 1997, as more fully described below.


     The Company's prior arrangements with Jean-Paul Richard, under which Mr. Richard became President and Chief Executive Officer in November 1993 and served until his resignation in November 1996, in addition to base salary provided for bonus payments in an amount per annum up to 75% of base salary, conditioned on fulfilling performance criteria. As an inducement to his accepting employment with the Company, the Board of Directors authorized the grant to Mr. Richard of a five-year option covering 300,000 shares of Common Stock, issuable upon exercise of such option at a per share price of $16.25 (equal to the closing price of the Common Stock as quoted on the NASDAQ National Stock Market on the date of grant). Such option vested and became exercisable through the option term with respect to 50,000 shares upon commencement of employment, and with respect to the remainder of such shares in October 1995 upon consummation of the IMA Merger and the election of a Board of Directors of the Company other than pursuant to the terms of the IGL Acquisition. The Company's arrangements with Mr. Richard provided that in the event Mr. Richard's employment with the Company was terminated other than for cause, the Company would be obligated to pay severance to Mr. Richard in an amount equal to two years' base salary.

     The Company's arrangements with Robert W. Affholder, entered into in October 1995 in connection with the IMA Merger, provided for Mr. Affholder initially to serve as Senior Vice President -- Chief Operating Officer of North American Contracting Operations of the Company, and currently as Senior Executive Vice President, over a term of three years at an annual salary of $250,000. In the event of Mr. Affholder's death, such arrangements terminate automatically, and are terminable by the Company upon the failure of Mr. Affholder to perform his duties thereunder owing to illness or other incapacity, if such illness continues for a period of six months, or for other cause (as defined in such agreement). Mr. Affholder's arrangements with the Company entitle him to participate in medical and other employee benefit plans and to the use of an automobile. Mr. Affholder has also entered into a non-competition agreement with the Company extending from the completion of the IMA Merger until the later of five years thereafter or two years after all service to the Company has ended.


     In connection with the commencement of his employment as chief financial officer of the Company, the Company extended a severance arrangement to William
A. Martin pursuant to which, in the event of termination of employment by the Company without cause, the Company will deliver six months' prior notice thereof plus payments equal in amount to six months' base salary. Such severance arrangements have been supplemented and superseded to the extent provided in the severance agreement extended by the Company to Mr. Martin in June 1997, as more fully described below.



     The Company's arrangements with Dale T. Harden, in connection with his employment as Senior Vice President in June 1996 and through his resignation in July 1997, provided for an initial annual base salary of $215,000 with a guaranteed bonus opportunity for 1996 equal to 50% of base salary (pro rated over the period of employment during such year) and subject to a maximum of 75% of base salary in subsequent years. Under such arrangements, the Company also granted to Mr. Harden a five-year option under the Employee Plan covering 50,000 shares of Common Stock, exercisable at a per share price of $9.13 (equal to the closing price of the Common Stock as quoted on the Nasdaq National Stock Market on the date of grant). The Company's arrangements with Mr. Harden provided for the Company to extend relocation assistance to him upon commencement of employment, together with a car allowance, a social club membership and customary welfare benefits. The Company's arrangements with Mr. Harden entail severance payments to him in the amount of approximately $112,500, continuation of his car allowance for six months after severance and payment of the amount of $40,000 to him in lieu of relocation expenses after severance.



     The Company's arrangements with Raymond P. Toth entail severance payments to him in the amount of approximately $105,000, in addition to six months' outplacement assistance. Mr. Toth has resigned from the Company effective September 1997.



     On June 19, 1997, the Company entered into severance agreements with, respectively, Anthony W. Hooper, William A. Martin and Robert L. Kelley which provide that, subsequent to the occurrence of specified events during a period of three years after the date of such agreements, if the employment of such officer is terminated without "cause" or such officer resigns with "good reason" (as those terms are defined under such agreements), or such officer resigns for any reason during a 30-day period following the anniversary of the specified events, such officer is entitled to the benefits set forth in the agreement. Such specified events extend to the election, prior to December 9, 1998, of any two members of the Board of Directors outside of the procedure provided under the Merger Agreement and, accordingly, include implementation of the Settlement Agreement. The benefits to which each officer would be entitled upon severance from the Company as aforesaid include an amount, payable within 30 days after severance, equal to three times compensation (including base salary and bonus, as defined, and accrued retirement benefits) plus amounts to cover any excise taxes due, if any, and coverage for a period of three years under the Company's welfare plans (or equivalent coverage).

PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock to the S&P 500 Index and a Composite Peer Group Index for the past five years. The Composite Peer Group Index is comprised of Insituform East Incorporated, Utilix Corporation, Michael Baker Corporation, Bannister Foundation, Inc., Granite Construction, Inc., MYR Group, Inc. (formerly The LE Meyers Co. Group) and J. Ray McDermott, S.A. (weighted by market capitalization). The graph assumes that $100 was invested in the Company's Common Stock and each Index on December 31, 1991 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                        INSITUFORM
        MEASUREMENT PERIOD             TECHNOLOGIES,                          COMPOSITE PEER
      (FISCAL YEAR COVERED)                INC.            S&P 500 INDEX        GROUP INDEX
1991                                     100.00              100.00              100.00
1992                                     128.30              107.62               89.58
1993                                      61.64              118.46               93.24
1994                                      58.49              120.03               83.89
1995                                      58.49              165.13              108.49
1996                                      37.11              203.05              126.04

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding performance graph and the report that follows shall not be deemed incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

     During the year ended December 31, 1996, the Compensation Committee was composed of James D. Krugman, who held the position of Chairman of the Board of the Company through November 1996, and Messrs. Biddelman, Gorham, Roth and Siteman, who were not executive officers of the Company. The Compensation Committee of the Board of Directors of the Company makes recommendations to the Board of Directors of the Company regarding the compensation arrangements for executive officers of the Company, including the Company's Chief Executive Officer, and, until November 1996 (when the Board of Directors assumed such function), administered the Company's stock-based employee compensation plans.

     The objectives of the Compensation Committee in formulating the Company's executive compensation program are: (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses;
(ii) to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals; (iii) to link compensation with the Company's financial performance; and (iv) to align the interests of the Company's executives with the interests of the Company's stockholders.

     During the fiscal year ended December 31, 1996, the achievement of the foregoing objectives was directed to support the continuing consolidation of the operations of the Company following the consummation of the IMA Merger. As a result of the Company's hiring efforts in furtherance thereof, during such year the Company entered into employment arrangements with Dale T. Harden, who became Senior Vice President in June 1996 and assumed responsibility as Chief Operating Officer of North American Contracting Operations in August, and with Robert L. Kelley, who became General Counsel in May 1996, which established levels of compensation for the remainder of the year. In addition, in November 1996, following the resignation of Jean-Paul Richard as President and Chief Executive Officer, the Company entered into new arrangements with Anthony W. Hooper in connection with his assumption of such position, which established his compensation for the remainder of the year. Pursuant to the terms of the IMA Merger, Robert W. Affholder remained employed as an executive officer under an employment agreement governing his compensation.

     The compensation program for the Company's executives, including its Chief Executive Officer, consists of: (i) base salary; (ii) bonuses; and (iii) stock options. Since the majority of the Company's executive management has been engaged or promoted during the two most recent fiscal years, compensation has in large part resulted from the foregoing arrangements negotiated in connection with their assumption of responsibilities with the Company.

     (i) Base Salary. The Compensation Committee determines executive base salaries by level of responsibility, individual performances and the Company's performance, as well as by the need to provide a competitive package that allows the Company to retain key executives. At the commencement of each year, the Chief Executive Officer, in consultation with key executives, establishes individual performance objectives for the ensuing year. After reviewing individual and Company performance and available information on salaries at other companies of similar size (with particular focus on other construction-based operations), the Chief Executive Officer makes recommendations to the Compensation Committee concerning the base salaries of executive officers. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations for submission to the Board of Directors. Using the same review process, the Compensation Committee makes decisions pertaining to the Chief Executive Officer. During the year ended December 31, 1996, remuneration as Chief Executive Officer to Mr. Richard was $425,000 per annum, an increase over the level established in connection with the commencement of his employment in November 1993. Upon assumption by Mr. Hooper of the office of President and Chief Executive Officer in November 1996, Mr. Hooper's base salary of $245,000 per annum as Senior Vice
President -- Marketing and Technology was adjusted to $325,000 pursuant to his new employment arrangements.

     (ii) Cash Bonuses. Under historical guidelines designed to motivate and reward key management personnel through the award of cash bonuses, the Chief Executive Officer and executive officers who report to the Chief Executive Officer, including those engaged during the last fiscal year, are eligible for bonuses of up to approximately 50% of base salary. Such guidelines provide for an award of cash bonuses based on the achievement of corporate goals recommended by senior executive management and approved by the Board of Directors (which in the most recently completed year were weighted in the Company's program to account for approximately 70% of overall quantitative criteria), individual objectives established for executive management by the Compensation Committee in discussions with the Chief Executive Officer (which in the most recently completed year were weighted in the Company's program to account for approximately 30% of overall quantitative criteria), and an evaluation of executive management by the Compensation Committee.

     (iii) Stock Options. The primary purpose of the Company's stock option program is to align the interests of the Company's executive officers more closely with the interests of the Company's stockholders by offering the executives an opportunity to benefit from increases in the market price of the Common Stock. The Company's stock option program provides long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of the Company Common Stock. In connection with attracting new executive management, the Compensation Committee has typically authorized the grant of options effective upon commencement of employment.

     The Company's current executive officers, collectively, hold options under the Employee Plan and, in the case of Mr. Hooper, under the Director Plan. During the year ended December 31, 1996, the Company authorized option grants to officers named in the Summary Compensation Table under "Executive Compensation" above covering 200,000 shares of Common Stock, representing options with respect to approximately 61% of the Common Stock covered by options granted that year under all plans. All of the options granted to such officers were granted either in connection with new hires or (in the case of Mr. Hooper) in connection with his assumption of additional responsibilities. In defining the limits of option grants and in selecting individual officers for options and determining the terms thereof, the Company may take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

                            ------------------------

     Section 162(m) ("Section 162") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits federal income tax deductions for compensation paid after 1993 to the Chief Executive Officer and the four other most highly compensated officers of the Company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162 and is currently studying the implications of Section 162 on its compensation programs. In making compensation decisions, the Company will consider the net cost of compensation to it and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162. The Company anticipates that deductibility of compensation payments will be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decision based upon an overall determination of what it believes to be in the best interests of its stockholders.

     The foregoing report on executive compensation is provided by the following directors, who constituted the Compensation Committee during 1996:

                                                         James D. Krugman
                                                         Paul A. Biddelman
                                                         William Gorham
                                                         Steven Roth
                                                         Alvin J. Siteman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1996, the Company's Compensation Committee consisted of James D. Krugman, Paul Biddelman, William Gorham, Steven Roth and Alvin J. Siteman.

     James D. Krugman, in addition to Howard Kailes, Secretary of the Company, are members of the law firm of Krugman Chapnick & Grimshaw LLP. During the year ended December 31, 1996, Krugman Chapnick & Grimshaw LLP received fees for legal services rendered to the Company of $815,000, together with reimbursement of out-of-pocket expenses of $151,000. It is expected that Krugman Chapnick & Grimshaw LLP will continue to render legal services to the Company in the future.

     In order to finance a portion of the purchase price for its acquisition of Insituform Midwest, Inc., in July 1993 the Company sold its 8.5% senior subordinated note in the principal amount of $5 million (the "Subordinated Note"), and related warrants exercisable with respect to 350,877 unregistered shares of Common Stock, to Hanseatic Corporation ("Hanseatic"), which Hanseatic holds for discretionary customer accounts and an affiliate, as described under "Information Concerning Certain Stockholders" below. Paul Biddelman is Treasurer of Hanseatic. Prior to its prepayment in February 1997, the Subordinated Note required quarterly payments of interest at 8.5% per annum and installments of principal in the amount of $1 million on each of the fifth through eighth anniversary dates of closing, with the entire remaining principal due nine years after closing. The Subordinated Note was subordinated to bank and other institutional financing, and purchase money debt incurred in connection with acquisitions of businesses, and was prepayable at the option of the Company, at premiums until the fifth anniversary of closing ranging from 3% to 1% of the amount prepaid ($100,000 paid upon prepayment in February 1997). During the year ended December 31, 1996, the Company paid to Hanseatic $425,000 in interest on the Subordinated Note. In February 1997, the Company prepaid all amounts outstanding under the Subordinated Note. The warrants remain exercisable, at the election of the holder, through July 26, 1998, at a price per share of Common Stock of $14.25, and such shares are entitled to demand and incidental registration rights.

     Steven Roth is a member of a partnership which holds certain registration rights extended by the Company. See "Other Information Concerning Nominees for Director, Directors, Officers and Stockholders" below.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS


     The following table sets forth certain information as of August 1, 1997 with respect to the number of shares of Common Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and nominees for director, who owned beneficially any shares of Common Stock, (iii) each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation" above, and (iv) all directors and executive officers of the Company as a group:



                                                                 NUMBER OF SHARES
                                                                  OF COMMON STOCK        PERCENT
                        BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OF CLASS
    ---------------------------------------------------------  ---------------------     --------
    Jerome and Nancy Kalishman
      702 Spirit 40 Park Drive
      Chesterfield, Missouri 63005...........................        3,097,848(2)          11.5%
    T. Rowe Price Associates, Inc.
      100 East Pratt Street
      Baltimore, Maryland 21202..............................        2,668,325(3)           9.9
    Interstate Properties
      Park 80 West-Plaza Two
      Saddle Brook, New Jersey 07663(4)......................        1,660,072              6.2
         David Mandelbaum
           80 Main Street
           West Orange, New Jersey 07052.....................        1,660,072(5)           6.2
         Steven Roth
           Park 80 West-Plaza Two
           Saddle Brook, New Jersey 07663....................        1,670,072(5)           6.2
         Russell B. Wight, Jr.
           Park 80 West-Plaza Two
           Saddle Brook, New Jersey 07663....................        1,664,744(5)           6.2
    Robert W. Affholder......................................        1,307,858(6)           4.9
    Paul A. Biddelman........................................          380,877(7)           1.4
    Brian Chandler...........................................          183,590(8)              (9)
    William Gorham...........................................            9,425(10)             (9)
    James D. Krugman.........................................          278,664(11)          1.0
    Alvin J. Siteman.........................................          243,892(12)             (9)
    Silas Spengler...........................................            2,000                 (9)
    Sheldon Weinig...........................................           12,099                 (9)
    Stephen P. Cortinovis....................................               --               --
    Anthony W. Hooper........................................          114,800(13)             (9)
    Jean-Paul Richard........................................          310,000(14)          1.1
    William A. Martin........................................           28,000(15)             (9)

                                                                 NUMBER OF SHARES
                                                                  OF COMMON STOCK        PERCENT
                        BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)     OF CLASS
    ---------------------------------------------------------  ---------------------     ---------
    Dale T. Harden...........................................           25,100(15)             (9)
    Raymond Toth.............................................           12,000(15)             (9)
    Directors and Executive Officers as a group (15
      persons)...............................................        7,348,097(16)         26.6


---------------

 (1) Except as otherwise indicated, as of August 1, 1997 all of such shares are owned with sole voting and investment power.



 (2) Represents: (i) 146,159 shares beneficially owned by Jerome and Nancy F. Kalishman as tenants by the entirety, (ii) 2,869,274 shares beneficially owned by Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Jerome Kalishman acts as trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), and (iii) 82,415 shares (the "Fund Shares") beneficially owned by Jerome Kalishman, as trustee of The Jerome and Nancy Kalishman Family Fund; Nancy F. Kalishman disclaims beneficial ownership of the Fund Shares. Excludes: (i) 302,463 shares beneficially owned with sole voting and investment power by John Kalishman, (ii) 302,463 shares beneficially owned with sole voting and investment power by James Kalishman, (iii) 302,462 shares beneficially owned with sole voting and investment power by Susan Kalishman, (iv) 302,463 shares beneficially owned with sole voting and investment power by Thomas Kalishman and (v) 115,000 shares held by The Jerome and Nancy F. Kalishman Irrevocable Grandchildren's Trust, as to which John, James, Susan and Thomas Kalishman (all of whom are children of Jerome and Nancy F. Kalishman) act as co-trustees and have shared voting and investment power; Jerome and Nancy
     F. Kalishman disclaim beneficial ownership of such shares.



 (3) Includes 1,087,125 shares beneficially owned by T. Rowe Price New Horizons Fund, Inc. (the "Fund"), a registered investment company. In a Statement on
     Schedule 13G, as amended, filed with the Securities and Exchange Commission, T. Rowe Price Associates, Inc. ("Associates"), a registered investment advisor, and the Fund have reported that Associates has sole investment power over all such 2,668,325 shares, and that Associates and the Fund have sole voting power over, respectively, 356,200 shares and 1,087,125 shares.



 (4) In a Statement on Schedule 13D filed with the Securities and Exchange Commission by Interstate Properties and its partners, such parties have reported that Interstate Properties is a general partnership consisting of David Mandelbaum, Steven Roth and Russell B. Wight, Jr.



 (5) Includes 1,660,072 shares beneficially owned by Interstate Properties.



 (6) Includes 3,000 shares beneficially owned by Mr. Affholder as trustee of the Robert W. and Pamela Rae Affholder Grandchildren's Trust.



 (7) Includes 350,877 shares issuable pursuant to currently exercisable warrants granted by the Company to Hanseatic and held for discretionary customer accounts and for an affiliate in which Hanseatic is the indirect managing member. Mr. Biddelman is Treasurer of Hanseatic and, accordingly, would hold shared voting and investment power in the event of exercise of such warrants. See "Compensation Committee Interlocks and Insider Participation."



 (8) Represents shares of Common Stock beneficially owned by Ringwood Limited ("Ringwood"), a holding company whose shareholders are Mr. Chandler and Barford Limited, as trustee of the Anthony Basmadjian Settlement ("Barford"), and held with shared voting and investment power with Mr. Chandler, Barford and, as a result of the following arrangements, Douglas
     K. Chick. The shares beneficially owned by Barford are held with shared voting and investment power with Mr. Chick under oral agreements pursuant to which Barford will not vote or dispose of any securities of the Company without the written approval of Mr. Chick having first been obtained. Such parties have reported that the settlor of the settlements as to which Barford acts as trustee has further expressed his wishes to the effect that the powers of trustee be exercised in consultation with Mr. Chick with due regard to any suggestions made, and that, accordingly, Mr. Chick has an informal ability to influence decisions of

     Barford regarding securities of the Company held by Barford as trustee, but, under governing law, no right to enforce such settlement so as to override or compel the trustees or the councilors who nominate beneficiaries in the exercise of a trust power or discretion in a particular manner.



 (9) Less than one percent.



(10) Represents 9,425 shares jointly owned with Gail Gorham, Mr. Gorham's wife.



(11) Includes 195,000 shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997, 40,364 shares held by a general partnership whose managing partner is James D. Krugman and 33,300 shares, as to which Mr. Krugman holds shared voting and investment power, held by a general partnership in which Mr. Krugman's mother has an interest.



(12) Represents: (i) 210,348 shares held by Mr. Siteman as trustee of the Alvin
     J. Siteman Revocable Trust; (ii) 2,876 shares held by Mr. Siteman as trustee of a trust for the benefit of an immediate family member; and (iii) 30,668 shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997.



(13) Includes 99,500 shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997.



(14) Includes 300,000 shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997.



(15) Represents shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997.



(16) Includes 728,545 shares issuable upon exercise of stock options granted by the Company and exercisable at August 1, 1997 and currently exercisable warrants held by Hanseatic.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of copies of reports received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, and the written representations of its incumbent directors and officers, and holders of more than ten percent of any registered class of the Company's equity securities, the Company believes that during 1996 all filing requirements applicable to its directors, officers and ten percent holders under said section were satisfied, except that William Gorham reported on a Form 5 filed subsequent to the due date thereof one open market sale of 5,750 shares of Common Stock required to have been reported earlier on Form 4.

OTHER INFORMATION CONCERNING NOMINEES FOR DIRECTOR, DIRECTORS, OFFICERS AND STOCKHOLDERS


     In connection with the IGL Acquisition, and so as to enable the IGL Acquisition to qualify as a pooling-of-interests under United States generally accepted accounting principles, the Company, Brian Chandler, Douglas K. Chick, Ringwood and Parkwood Limited, as trustee of the Anthony Basmadjian "P"= Settlement ("Parkwood"), entered into an agreement dated July 3, 1992 pursuant to which a prior pledge agreement extended by Messrs. Chandler and Chick and Parkwood, covering Ordinary Shares of IGL and securing a promissory note from Mr. Chandler and Parkwood to the Company were, together with Mr. Chick's guaranty of such note, cancelled, and in exchange Messrs. Chick and Chandler and Ringwood executed and delivered to the Company a substitute stock pledge agreement (the "New Pledge Agreement"), and Ringwood executed and delivered to the Company a secured non-recourse promissory note in the initial principal amount of $3,623,842.40 (the "Non-Recourse Note"). Mr. Chandler is and, through June 1997, Mr. Chick served as a director of the Company and, together with Parkwood, Ringwood and Barford, are members of a group (the "Ringwood Group"), within the meaning of Section 13(d) of Securities Exchange Act of 1934, which, during the year ended December 31, 1996, previously held in excess of 5% of the outstanding Common Stock.


     The Non-Recourse Note bore interest at a rate per annum equal to 2 1/2% above the prime rate from time to time in effect at Citibank, N.A. and was originally due July 3, 1995. In May 1995, the maturity date was extended by one year to July 3, 1996 (the "Maturity Date"), and in December 1995 the interest payment otherwise due in January 1996 was postponed to be due on a date (the "Extension Date") no later than 30 days after the date of first publication of the Company's operating results covering at least a 30-day period after consummation of the IMA Merger. Pursuant to the New Pledge Agreement, and as security for the Non-Recourse Note, Ringwood and Messrs. Chick and Chandler pledged to the Company 255,801 shares of class B common stock, $.01 par value, of the Company beneficially owned by them (which, in connection with the IGL Acquisition and in accordance with their terms, were converted into shares (the "Pledged Shares") of Common Stock on a share-for-share basis). At the Extension Date, Ringwood had defaulted in the payment to the Company of its interest payment postponed as aforesaid, and on the Maturity Date had defaulted in payment of the principal amount of the Non-Recourse Note. Effective in August 1996, the Company foreclosed on the Pledged Shares in full satisfaction of the obligation of Ringwood and Messrs. Chandler and Chick under the Non-Recourse Note and the New Pledge Agreement.

     In December 1995, in exchange for payment in the amount of $250,000, the Company obtained an option from Sound Pipe Limited ("SPL"), a company affiliated with Messrs. Chandler and Chick, for a three-month period to evaluate certain pipe rehabilitation technologies developed by SPL and, at the election of the Company, to negotiate a license agreement from SPL providing for the commercialization of such technologies by the Company. SPL, as guaranteed by Messrs. Chandler and Chick, further agreed that, in the event the Company elected not to pursue such transaction, such payment would be refunded to the Company. The Company elected not to pursue any such license and, accordingly, in March 1996, SPL returned such amount to the Company. Later in 1996 and again in early 1997, SPL again approached the Company to discuss any potential interest in SPL's technology. The Company again declined any interest. As a result of the Company's election not to pursue any such license, there is no guarantee that this technology will not be licensed to competitors or potential competitors of the Company.

     The Company and Messrs. Chandler and Chick and their affiliates have addressed the application, if any, of certain commitments alleged by IGL (which was acquired by the Company in 1992) to have been made by Mr. Chandler in 1983 requiring him, through November 1993, to offer free of cost to IGL any new ideas, inventions and technology for which Mr. Chandler was responsible. Mr. Chandler had previously taken the position, in a Statement on Schedule 13D filed in 1989 with respect to shareholdings in IGL by the Ringwood Group, that such commitments are not enforceable. The Company has acknowledged Mr. Chandler's position, but has not formally agreed or disagreed with it. The Company will submit any definitive arrangements regarding transactions with Messrs. Chandler and Chick and their affiliates for review and approval by a majority of the disinterested members of the Company's Board of Directors, which will include consideration of any legal issues concerning such technologies. There can be no assurance that the Company would have access to any technology developed by Messrs. Chandler and Chick and their affiliates on favorable terms or at all, or would be in a position to prevent the conduct of potentially competing activities utilizing such developments.

     As principal stockholders of IGL, the members of the Ringwood Group and Interstate Properties, in connection with the IGL Acquisition, received certain registration rights covering the shares of Common Stock issued in exchange for their Ordinary Shares of IGL, and all other shares of Common Stock held by them. Such agreement terminates in December 1998. Under such agreement, a stockholder may demand registration under the Securities Act of 1933 on one occasion (unless the Company is entitled to use a registration statement on Form S-3, in which case each stockholder is entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholders are entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by them.

     As principal stockholders of IMA, Robert W. Affholder, a director of the Company, and Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Jerome Kalishman, Chairman of the Board and a director of the Company, acts as trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), in connection with the IMA Merger, received certain registration rights covering the shares of Common Stock issued in exchange for the IMA Class A Common Stock held by them. Such agreement terminates in December 1998. Under such agreement a stockholder may demand registration under the Securities Act of 1933 on one occasion (unless the Company is entitled to use a registration statement on Form S-3, in which case each stockholder is entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholders are entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by them.

     A subsidiary of the Company is party to a tunnelling equipment lease agreement with A-Y-K-E Partnership, in which Messrs. Kalishman and Affholder are partners. Such agreement covers equipment held by such partnership for lease both to the Company's subsidiary and other parties, as available, and is terminable upon 30 days prior notice by either such partnership or the Company's subsidiary. During the year ended December 31, 1996, such partnership was paid $384,575 under such arrangements, $29,050 of which was attributable to equipment overhaul invoiced on a cost pass-through basis.


     See "IV. Settlement Agreement" for a description of the arrangements pursuant to which the Company agreed to reimburse the group including Messrs. Kalishman and Affholder for reasonable out-of-pocket costs and expenses with respect to their solicitation of proxies in connection with the Annual Meeting. See also "Compensation Committee Interlocks and Insider Participation" above for information concerning legal services rendered to the Company by the firm in which James D. Krugman, a director of the Company, and Howard Kailes, Secretary of the Company, are members, and concerning a company in which Paul A. Biddelman, a director of the Company, is treasurer, which held the Company's 8.5% senior subordinated note until prepayment in February 1997.



                  VI.  RELATIONSHIP WITH INDEPENDENT AUDITORS


     The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending December 31, 1997. Such firm has audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1996. The Board of Directors considers Arthur Andersen LLP to be eminently qualified.


     One or more representatives of Arthur Andersen LLP will attend the Annual Meeting, will have an opportunity to make a statement and will respond to appropriate questions from stockholders.


     On July 17, 1996, the Company engaged Arthur Andersen LLP as its independent accountants after dismissing its former independent auditors, BDO Seidman, LLP. The report of the Company's former independent auditors on the Company's financial statements for the fiscal year prior thereto did not contain any adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with the Company's prior independent auditors during the prior fiscal year or any subsequent interim period prior to July 17, 1996 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior independent auditors, would have caused them to make reference in connection with their report to the subject matter of their disagreement. The Company's decision to change independent auditors was recommended by the audit committee of its Board of Directors and approved by its Board of Directors.


                              VII.  OTHER MATTERS



     The Board of Directors of the Company does not know of any other matters which may be brought before the Annual Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.



                              VIII.  MISCELLANEOUS



     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted FOR the Charter Amendment, the By-Law Amendment and the election of the New Nominees proposed by the Board of Directors. Any proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company prior to the actual vote at the Annual Meeting. The casting of a later dated ballot or proxy at the Annual Meeting by a stockholder who may theretofore have given a proxy will have the effect of revoking the initial proxy.



     All costs relating to the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for the reasonable expenses in sending soliciting material to their principals. The Company has also engaged Morrow & Co. Inc., 909 Third Avenue, New York, New York 10022, to aid in the solicitation of proxies with respect to the Annual Meeting for a fee estimated at $75,000 plus reimbursement for reasonable and customary out-of-pocket expenses.



     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Annual Meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.


STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Company by April 27, 1998 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.


                                          HOWARD KAILES,
                                          Secretary


Chesterfield, Missouri


August 25, 1997

                                                                         ANNEX A



     AGREEMENT, dated as of July 25, 1997, by and among Insituform Technologies, Inc., a Delaware corporation (the "Company"); Jerome Kalishman ("Mr. Kalishman"), Nancy F. Kalishman ("Mrs. Kalishman"), The Jerome and Nancy Kalishman Family Fund (the "Fund"), Robert W. Affholder ("Mr. Affholder"), and Xanadu Investments, L.P. ("Xanadu"; Mr. Kalishman, Mrs. Kalishman, the Fund, Mr. Affholder and Xanadu may be collectively referred to herein as the "Dissident Group"); Paul A. Biddelman (Mr. "Biddelman"); Stephen P. Cortinovis ("Mr. Cortinovis"); Anthony W. Hooper ("Mr. Hooper"); Silas Spengler ("Mr. Spengler"); Sheldon Weinig ("Mr. Weinig"); and Russel B. Wight, Jr. ("Mr. Wight"; the Company, Mr. Kalishman, Mrs. Kalishman, the Fund, Mr. Affholder, Xanadu, Mr. Biddelman, Mr. Cortinovis, Mr. Hooper, Mr. Spengler, Mr. Weinig and Mr. Wight may be collectively referred to herein as the "parties" and may be individually referred to herein as a "party").



     WHEREAS, the Company and the Dissident Group wish to end the pending proxy contest between them and to change the composition of the Board of Directors of the Company (the "Board of Directors"); and



     WHEREAS, in furtherance of the foregoing, and prior to the election of directors at the 1997 Annual Meeting (as defined below), the Company and the Dissident Group wish to eliminate the classification of the Board of Directors and the arrangements for electing "groups" of directors referred to in Section
7.3 of the Agreement and Plan of Merger dated as of May 23, 1995 among the Company, ITI Acquisition Corp., and Insituform Mid-America, Inc. (the "Merger Agreement");



     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties hereto agree as follows:



     Section 1. Director Resignations. Prior to or contemporaneously with the execution and delivery hereof by the parties hereto, the Company shall have received the irrevocable resignations of Steven Roth, Brian Chandler, James D. Krugman, William Gorham and Alvin J. Siteman from the Board of Directors, to be effective no later than the succession to office of the Directors elected at the 1997 Annual Meeting (as hereinafter defined). Any appointment to the Board of Directors from the date hereof until the succession to office of the directors elected at the 1997 Annual Meeting shall be subject to such director's contemporaneous execution and delivery to the Company of his irrevocable resignation effective as aforesaid.



     Section 2. Special Meeting of the Board of Directors. As soon as possible after the date hereof, the President of the Company shall call a meeting of the Board of Directors (the "Special Board Meeting") at which the following items shall be submitted for approval:



          (a) the amendment of Article SIXTH of the Company's Certificate of Incorporation to eliminate classification of the Board of Directors, and submission of the proposed amendment for approval to the holders (the "Stockholders") of the shares of class A common stock, par value $.01 per share ("Common Stock"), of the Company, at the Company's 1997 Annual Meeting of Stockholders to be held on August 21, 1997, or such later date as shall be determined by the Company solely in order to facilitate effectuation of the provisions of Section 2(f) hereof (the "1997 Annual Meeting"), such amendment to be subject to and effective upon completion of all Required Actions (as hereinafter defined), other than any Required Action described under this paragraph (a) (for purposes hereof, "Required Actions" shall mean, collectively; (w) the approval by the Stockholders at the 1997 Annual Meeting of the matters described in Sections 2(a), 2(c) and, if required, 2(b) hereof; (x) the election at the 1997 Annual Meeting, subject to the completion of all Required Actions, of the New Directors (as hereinafter defined); (y) the approval by the Board of Directors at the Special Board Meeting of the matters described in Sections 2(a), (c), (d),
     (e) and (g) hereof; and (z) compliance with Section 4(b) hereof);



          (b) the amendment of Article III, Section 2 of the Company's By-Laws to reduce the size of the Board of Directors from thirteen directors to eight directors, provided that the size of the Board of Directors shall increase automatically to nine directors upon the election or appointment of the Additional Nominee (as hereinafter defined) to the Board of Directors and, if such amendment is not approved by at least 80% of the members of the Board of Directors, submission of the proposed amendment of the Company's By-Laws for approval by Stockholders holding a majority of the shares of Common Stock at the 1997 Annual Meeting, such amendment to be subject to and effective upon completion of all Required Actions, other than any Required Action described under this paragraph (b);



          (c) the cancellation of the arrangements set forth in Section 7.3 of the Merger Agreement, and the amendment of Article SIXTH of the Company's Certificate of Incorporation to provide that, subsequent to the succession to office following the 1997 Annual Meeting of the New Directors, vacancies in the Board of Directors will be filled as set forth in this Agreement, such cancellation and amendment to be subject to and effective upon completion of all Required Actions, other than any Required Action described under this paragraph (c);



          (d) the amendment of Article III of the Company's By-Laws to add a new
     Section 14 to be entitled "NOTICE AND APPROVAL OF CERTAIN ACTIONS," which would provide that, notwithstanding any other provision of the Company's By-Laws (and except for the implementation of Sections 2(a), (b), (c) and (e) and Section 6 hereof): (i) in the event that any director proposes to bring before any regular or special meeting of the Company's Board of Directors any proposal relating to any amendment of the Company's Certificate of Incorporation or By-Laws or this Agreement, or any change in the structure, composition (other than such director's resignation) or governance of the Board of Directors (any such action shall be referred to herein as a "Special Action"), such director must provide written notice thereof (including a reasonably detailed description of such proposal) to each member of the Board of Directors at least seven days prior to the date of the directors' meeting at which the Special Action is to be proposed; and (ii) the taking of any Special Action by the Board of Directors must be approved by a majority of all directors then serving; provided, however, that no Special Action which would have any effect prior to the 1999 Annual Meeting (as hereinafter defined) may be taken if such Special Action would conflict with, have the effect of modifying or otherwise frustrating any provision of this Agreement, including, without limitation, any amendment to Article SIXTH of the Company's Certificate of Incorporation or Article III, Section 2 of the Company's By-Laws, as such provisions will be in effect pursuant to this Agreement following the 1997 Annual Meeting;



          (e) the amendment of Article IV, Section 4B of the Company's By-Laws to provide that, notwithstanding any other provision of the Company's By-Laws, the Vice Chairman of the Board, acting in any capacity, shall not have the power to call any special meeting of Stockholders;



          (f) (i) the approval at the 1997 Annual Meeting of new nominees for election to the Board of Directors (the "New Nominees"), which New Nominees will consist of Mr. Affholder, Mr. Biddelman, Mr. Cortinovis, Mr. Hooper, Mr. Kalishman, Mr. Spengler, Mr. Wight and Mr. Weinig, each of whom will serve for an initial term of one year and until such time as his successor has been duly elected and qualified, and the submission of such nominees at the 1997 Annual Meeting with the recommendation of the Board of Directors for election as directors by the Stockholders, such election and succession to office to be subject to and effective upon the completion of all Required Actions;



             provided, however, that in the event that any of the New Nominees is unable at the 1997 Annual Meeting to stand for election for any reason, his replacement shall be designated as follows: (i) Mr. Kalishman shall have the right to designate a replacement for Mr. Affholder and Mr. Affholder shall have the right to designate a replacement for Mr. Kalishman, (ii) Mr. Wight shall have the right to designate a replacement for Mr. Weinig and Mr. Weinig shall have the right to designate a replacement for Mr. Wight, (iii) Mr. Biddelman shall have the right to designate a replacement for Mr. Spengler and Mr. Spengler shall have the right to designate a replacement for Mr. Biddelman, (iv) the Committee (as hereinafter defined) shall have the right to designate a replacement for Mr. Cortinovis (except that in the event that the Committee does not select a replacement for Mr. Cortinovis within ten business days after notice that he is unable to stand for election, his replacement shall be selected by the Independent Nominator (as hereinafter defined), who shall be instructed to select a designee who meets the criteria set forth in clauses (i) and (ii) of

        Section 6 of this Agreement) and (v) the Board of Directors of the Company shall have the right to designate a replacement for Mr. Hooper; and



             provided, further, that Mr. Wight (or in the event of his death, incompetence or resignation from the Board of Directors, Mr. Weinig, the latter with full powers to designate his successor from the then members of the Board in the event of his death, incompetence or resignation from the Board of Directors) shall also have the right to select one additional nominee (the "Additional Nominee"), subject to the approval of Mr. Kalishman (or in the event of his death, incompetence or resignation from the Board of Directors, Mr. Affholder, the latter with full powers to designate his successor from the then members of the Board in the event of his death, incompetence or resignation from the Board of Directors); except that (1) such approval may not be "unreasonably withheld" and (2) if such approval is withheld, the grounds therefore must be stated in writing by Mr. Kalishman in reasonable detail (an approval under this Section 2(f) shall be deemed to be "unreasonably withheld" if (1) it is delayed or delivered more than five business days after Mr. Kalishman is notified of the proposed Additional Nominee and receives biographical information regarding the proposed Additional Nominee or (2) approval is withheld for any reason other than the proposed Additional Nominee (x) demonstrably having a material financial or a close personal or familial relationship with another director or affiliate of a director, (y) not being qualified to serve as a director or (z) having refused to execute a counterpart of this Agreement as contemplated by Section 9(m) hereof), and if Mr. Wight deems that Mr. Kalishman's approval of any proposed Additional Nominee has been unreasonably withheld upon the grounds referred to in clause
        (y) immediately preceding, the matter shall forthwith be referred to arbitration by the Independent Nominator (as hereinafter defined) whose decision as to whether the proposed Additional Nominee is qualified to serve as a director as aforesaid shall be dispositive and binding; and



          (ii) If such Additional Nominee has been approved, or such approval has been unreasonably withheld, as provided in Section 2(f)(i) hereof (and, if approval has been withheld upon the grounds referred to in clause (y) immediately preceding, such approval has been determined by the Independent Nominator to have been unreasonably withheld) prior to the date of the 1997 Annual Meeting, the Additional Nominee shall be recommended by the Company for election at the 1997 Annual Meeting, and the 1997 Annual Meeting may be adjourned by the Company, if necessary, for a reasonable period to prepare revised proxy materials which would include information with respect to the Additional Nominee (the persons to be presented to the Stockholders at the 1997 Annual Meeting in accordance with this Section 2(f) shall be collectively referred to herein as the "New Directors"). If the Additional Nominee has not been presented to the Stockholders for election as a director at the 1997 Annual Meeting, Mr. Wight shall have the right thereafter to select the Additional Nominee during a period ending two months after the date hereof and (x) if such selection is approved, or such approval is unreasonably withheld, as provided in Section 2(f)(i) hereof (and, if approval is withheld upon the grounds referred to in clause (y) of Section 2(f)(i) hereof, such approval has been determined by the Independent Nominator to have been unreasonably withheld), the Additional Nominee shall be appointed to the Board of Directors promptly thereafter and shall thereafter be deemed a New Director and (y) if such selection (or any selection pursuant to this clause (y)) is not approved as aforesaid, Mr. Wight shall be entitled to an additional period expiring two months after the date on which such non-approval has been finally determined to select another proposed Additional Nominee in accordance with this Section 2(f); provided, however, that in the event Mr. Wight fails to select a proposed Additional Nominee within two months after the date hereof or, if applicable, within any extension of such period: (1) the Additional Nominee shall be selected by the Committee (as hereinafter defined) from a list of three candidates provided by the Independent Nominator (as defined below) each of whom (i) shall have appropriate qualifications to serve on the Company's Board of Directors and (ii) to whom none of the criteria set forth in clauses (x)-(y) of the last parenthetical phrase of Section 2(f)(i) hereof would apply; (2) in the event that both members of the Committee are unable to select a nominee from the list provided by the Independent Nominator within ten business days after receipt of such list, the members of the Committee shall each eliminate one candidate from the list; and (3) the remaining candidate shall then become the Additional Nominee (and if any Additional Nominee is determined in accordance with the foregoing provisions of this Section 2(f) and is subsequently unable to serve, a substitute Additional Nominee shall be determined pursuant to such provisions); and



          (g) the amendment of the Agreement dated October 25, 1995, as previously amended November 18, 1996, between the Company and Mr. Kalishman ("the Vice Chairmanship Agreement") as follows:



             (i) the reference under Section IIA of the Vice Chairmanship Agreement to "December 9, 1998" shall be extended for an additional year to read "December 9, 1999" (such extension of the Term, as defined under the Vice Chairmanship Agreement, shall be referred to herein as the "Extension Period");



             (ii) no compensation pursuant to Section IIIA of the Vice Chairmanship Agreement shall be paid to Mr. Kalishman during the Extension Period; and



             (iii) all other terms of the Vice Chairmanship Agreement shall continue to apply during the Extension Period, including, but not limited to, the continued provision to Mr. Kalishman of (x) office arrangements and secretarial services at the Company's head offices which are equivalent to those presently being provided to him under
        Section IIIB of the Vice Chairmanship Agreement and (y) health benefits and the use of an automobile as provided in such Section IIIB;



; and, subject to the applicable approvals thereof hereinabove set forth, the parties hereby agree to the implementation of the foregoing provisions. Mr. Kalishman and Mr. Affholder shall have the right to review the forms of the proposed amendments to the Company's Certificate of Incorporation and By-Laws described in Sections 2(a)-(e) hereof, and to the Vice Chairmanship Agreement described in Section 2(g) hereof, prior to the submission of such amendments for approval by the Board of Directors of the Company and the Company shall give due consideration to any modifications to such proposed forms reasonably requested by Mr. Kalishman and Mr. Affholder.



     Section 3. Revised Proxy Materials. The Company agrees that, as promptly as practicable after the date of the Special Board Meeting, it shall prepare and file with the Securities and Exchange Commission (the "SEC") revised proxy materials pursuant to which the Board of Directors will: (a) propose and recommend for approval of the Stockholders the amendments to the Company's Certificate of Incorporation described in Sections 2(a) and (c) hereof, and, if required to be submitted to them hereunder, the amendment to the Company's By-Laws described in Section 2(b) hereof, and (b) nominate and recommend the New Directors for election to the Board of Directors, such election, and their succession to office, to be subject to and effective upon the completion of the Required Actions as provided herein. Each party hereto will cooperate with and assist the Company in the preparation of the revised proxy materials described in this Section 3. The Company agrees that Mr. Kalishman and Mr. Affholder shall have the right to review and reasonably approve the revised proxy materials prior to the initial filing thereof with the SEC. The Company shall have the right to postpone the 1997 Annual Meeting for such reasonable period of time as may be necessary to permit clearance of revised proxy materials with the SEC and/or to permit adequate opportunity for the timely mailing of such revised proxy materials to the Stockholders.



     Section 4. 1997 Annual Meeting of Stockholders. (a) Each party to this Agreement (other than the Company) (i) shall cause all shares of Common Stock beneficially owned (within the meaning of Regulation 13D and Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act")) by such party to be voted at the 1997 Annual Meeting in favor of (x) the amendments to the Company's Certificate of Incorporation described in Section 2(a) and (c) hereof and, if required to be submitted to the Stockholders hereunder, the amendment to Company's By-Laws described in Section 2(b) of this Agreement, and
(y) the election as aforesaid of the New Directors to the Board of Directors and
(ii) shall not bring any business before the 1997 Annual Meeting except as expressly contemplated hereby.



     (b) If all Required Actions have been completed (other than the Required Action referred to in this Section 4(b)), as promptly as practicable thereafter the Company shall duly file with the Secretary of State of

Delaware a Certificate of Amendment to its Certificate of Incorporation setting forth the amendments that are referred to in Sections 2(a) and 2(c) hereof.



     Section 5. Termination of Proxy Contest. The members of the Dissident Group (a) shall immediately terminate all activities with respect to their solicitation of proxies in connection with the 1997 Annual Meeting or any adjournment thereof, (b) shall not, directly or indirectly solicit any proxies or participate in any "solicitation" of any "proxy" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to matters to be presented at the 1997 Annual Meeting and shall not become a "participant" (as such term is used in Rule 14a-11 under the Exchange Act) in any election contest relating to the 1997 Annual Meeting, (c) shall promptly terminate all agreements and understandings supporting Mr. Affholder's inclusion in, and shall promptly remove Mr. Affholder from, the "group" referred to in the amendment to the
Schedule 13D dated as of June 11, 1997 filed by members of the Dissident Group (the "Dissident 13D Group"; the Dissident Group after compliance with this clause (c) being referred to as the "Kalishman Group"), (d) shall promptly file an amendment to such Schedule 13D, and to any and all other statements filed by any member of the Dissident 13D Group pursuant to Section 13(d) of the Exchange Act, to reflect the termination of the proxy contest and the other provisions of this Agreement (including eliminating references to any plan or proposal referred to in paragraph (d) of Item 4 of Schedule 13D under the Exchange Act), and (e) shall not take any other actions inconsistent with the matters contemplated hereby. The Company shall bear the reasonable out-of-pocket costs and expenses, not to exceed $150,000, of the Dissident 13D Group incurred in connection with their activities prior to the date hereof with respect to their solicitation of proxies in connection with the 1997 Annual Meeting, which the members thereof currently estimate at $125,000. Such amounts shall be paid by the Company within five business days after receipt of appropriate evidence of such costs and expenses.



     Section 6. Election of Directors After 1997 Annual Meeting. If during the period commencing with the succession to office of the New Directors following the 1997 Annual Meeting and ending immediately prior to the Company's 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") at which directors are elected, any director then in office resigns or is unable to serve for any reason, such vacancy shall be filled only with a designee chosen by both members of a Nominating Committee of the Board of Directors (the "Committee") consisting of Mr. Wight (or, in the event of his death, incompetence or resignation from the Board of Directors, Mr. Weinig, the latter with full power to designate his successor in the event of his death, incompetence or resignation from the Board of Directors) and Mr. Kalishman (or, in the event of his death, incompetence or resignation from the Board of Directors, Mr. Affholder, the latter with full power to designate his successor in the event of his death, incompetence or resignation from the Board of Directors), subject to the confirmation of the Board of Directors that such person possesses no characteristics that would disqualify him under applicable law from serving as a director, and thereafter the Company shall nominate and recommend such designee for election to the Board of Directors; provided, however, that in the event that Mr. Wight and Mr. Kalishman (or their respective successors; if applicable) are unable to agree upon a designee to fill a vacancy on the Board of Directors within 30 days after such vacancy has been created, the matter shall be referred to Directorship, 8 Sound Shore Drive, Greenwich, Connecticut 06830 (the "Independent Nominator"), who shall be instructed to provide the Nominating Committee with a list of three candidates (i) who have appropriate qualifications to serve on the Company's Board of Directors and (ii) to whom none of the criteria set forth in clauses
(x)-(y) of the last parenthetical phrase of Section 2(f)(i) hereof would apply. In the event that both members of the Committee are unable to select a designee from the list provided by the Independent Nominator within five business days after receipt of such list, the members of the Committee shall each eliminate one candidate from the list and the remaining candidate shall then become the designee. The fees, if any, of the Independent Nominator shall be paid by the Company. At the Company's 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting"), the Company will nominate and recommend for election as directors of the Company the New Directors then in office and any director chosen pursuant to the foregoing provisions of this Section 6 (such persons nominated by the Company shall be referred to herein as the "Company Nominees") and during the period commencing with the succession to office of the New Directors following the 1997 Annual Meeting and ending with the 1999 Annual Meeting, the Company will not nominate or recommend for election as a director any person who is not a Company Nominee.

     Section 7. No Proxy Contests or Other Stockholder Actions. During the period commencing on the date hereof and ending immediately prior to the 1999 Annual Meeting, each party to this Agreement (other than the Company):



          (a) shall cause all shares of capital stock of the Company which have the right to vote generally in the election of directors, including, without limitation, shares of Common Stock (collectively, "Voting Stock"), that are beneficially owned (within the meaning of Regulation 13D and Rules 13d-3 and 13d-5 under the Exchange Act) by such party (i) to be present, in person or by proxy, at all meetings of Stockholders so that all such shares may be counted for the purpose of determining if a quorum is present at such meetings, (ii) to be voted as provided in Section 4 and in favor of the election of the Company Nominees to the Board of Directors at the 1998 Annual Meeting, and (iii) to be voted in favor of persons nominated and recommended by the Company in any other election of directors;



          (b) shall not directly or indirectly (except through the Company pursuant to due authorization) solicit any proxies or consents with respect to Voting Stock or in any way participate in any "solicitation" of any "proxy" with respect to shares of Voting Stock (as such terms are defined in Rule 14a-1 under the Exchange Act) or become a "participant" in any election contest with respect to the Company (as such term is used in Rule 14a-11 under the Exchange Act) or request or induce or attempt to induce any other person to take any such actions or attempt to advise, counsel or otherwise influence in any way any person with respect to the voting of Voting Stock; provided however that this Section 6(b) shall not apply to actions taken in advance of the 1999 Annual Meeting with respect to actions to be taken at the 1999 Annual Meeting, including, without limitation, the election of directors;



          (c) shall not (i) form, join or otherwise participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder) with respect to any Voting Stock (a "13D Group"), (ii) otherwise act in concert with any other person for the purpose of holding or voting Voting Stock, or (iii) file any amendment to any Schedule 13D that relates to a plan or proposal referred to in paragraphs (d) or (g) of
     Item 4 of Schedule 13D or that contains any statement that is in any way inconsistent with the provisions of the Agreement; provided that this clause (c) shall not apply to any arrangements that are reflected in the Company's proxy statement dated June 6, 1997, without reference to any supplement or amendment thereto (the "1997 Proxy Statement") or to any 13D Group formed for the purposes of conducting a solicitation or otherwise taking action with respect to actions to be taken at the 1999 Annual Meeting, including, without limitation, the election of directors, and clause (i) (with respect to participation) and clause (ii) of this paragraph (c) shall not apply to the Kalishman Group;



          (d) shall not deposit any Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock or other agreement having similar effect, except that this clause (d) shall not apply to any arrangements that are reflected in the 1997 Proxy Statement;



          (e) except as expressly contemplated hereby, shall not make any proposal (including any proposal pursuant to Rule 14a-8 under the Exchange
     Act) or bring any business before any meeting of Stockholders and, other than actions proposed or taken at any meeting of the Board of Directors, shall not take or seek to take any action in the name or on behalf of the Company except pursuant to the performance of any responsibilities attendant to any office in the Company held by such party or pursuant to a resolution adopted by the Board of Directors;



          (f) shall not call, request the call, or seek to call, any special meeting of Stockholders; and



          (g) shall not enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing matters referred to in this Section 7;



provided, however, that clauses (b), (c) and (d) and (insofar as it relates to clauses (b), (c) or (d), clause (g) of this Section 7), shall not prevent any party hereto from taking any of the actions referred to in such clauses to the extent (but solely to the extent) that such actions are taken in response to any "Extraordinary Proposal" (as hereinafter defined) that is set forth in any preliminary or definitive proxy statement filed by the Company with the SEC; and provided further that, notwithstanding the first three lines of this Section 7, if any directors other than the Company Nominees are elected at the 1998 Annual Meeting as the result, directly or indirectly, of a breach of this Agreement or any failure to vote in favor of matters specified herein, by any party or parties hereto, the obligations of such breaching or non-voting party or parties, and its affiliates (as defined in Rule 12b-2 under the Exchange Act), under this
Section 7 shall not terminate at the time specified above but shall terminate on December 31, 1999. For purposes hereof, an "Extraordinary Proposal" shall mean any proposal of the Company other than a proposal regarding any of the matters referred to in clauses (1)-(4) of Rule 14a-6(a) under the Exchange Act, as in effect on the date of this Agreement, and other than the matters to be voted upon pursuant to Section 4 hereof.



     Section 8. Termination of the Agreement. In the event that either (i) the Stockholders fail to approve the amendments to the Company's Certificate of Incorporation described in Section 2(a) and (c) hereof and, if required to be submitted to them hereunder, the amendment to Company's By-Laws described in
Section 2(b) hereof, at the 1997 Annual Meeting, or (ii) the Board of Directors fails to approve the amendments to the Company's Certificate of Incorporation described in Sections 2(a) and (c) hereof or the amendments to the Company's By-Laws as described in Section 2(d) and (e) hereof or fails to approve the New Nominees or the Additional Nominee as contemplated hereunder or fails to approve the matter described in Section 2(g) hereof, this Agreement, and all obligations of the parties hereunder, shall automatically terminate and the 1997 Annual Meeting shall be adjourned or postponed and reconvened on or rescheduled to October 21, 1997; provided that, if any such non-approval by the Stockholders or the Board of Directors is the result directly or indirectly of a breach of this Agreement, or any failure to vote in favor in the specified matters, by any party or parties hereto, the obligations of such breaching or non-voting party or parties, and its affiliates (defined as aforesaid), hereunder shall not terminate as provided above in this Section 8 but shall terminate on December 31, 1999, and the 1997 Annual Meeting shall be adjourned and reconvened on such date as shall be determined by the Board of Directors.



     Section 9.  Miscellaneous.



     (a) All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopy (or like transmission), as follows:



        (1) If to the Company:



           702 Spirit 40 Park Drive


           Chesterfield, MO 63005



           Attention: Vice President - General Counsel



           Fax: (314) 530-8701



           with a copy to:



           Howard Kailes, Esq.


           Krugman Chapnick & Grimshaw LLP


           Park 80 West - Plaza Two


           Saddle Brook, New Jersey 07663



           Fax: (201) 845-9627



        (2) if to any other party hereto, at its address set forth in the records of the Company.



Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

     (b) This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and, subject to and effective upon completion of all Required Actions, supersedes and amends all prior understandings, arrangements and agreements with respect to the subject matter hereof, including, without limitation, Section 7.3 of the Merger Agreement and Section 7.3 of the Agreement dated as of July 3, 1992, among the Company, INA Acquisition Corp. and Insituform Group Limited. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. The parties hereto may, by written agreement, make any modification or amendment of this Agreement, but no such modification or amendment will be effective unless signed by all of the parties hereto. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.



     (c) Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. No party to this Agreement shall directly or indirectly (i) challenge the validity or enforceability of any provision of this Agreement or the matters contemplated hereby or (ii) commence any lawsuit or other legal proceeding, or take any other action, that seeks to frustrate the performance of this Agreement in accordance with its terms.



     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.



     (e) Each of the parties hereto recognizes that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state hereof having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.



     (f) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.



     (g) This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any party other than the parties hereto and those parties designated as directors pursuant to Section 2(f) or Section 6, which parties shall be entitled to enforce their rights under such provisions to which they are entitled to benefits.



     (h) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.



     (i) The Company shall bear the reasonable expenses of each party hereto in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.



     (j) Each party hereto agrees that, prior to the 1997 Annual Meeting, the Board of Directors shall not take any action (i) with respect to the grant of any stock options or other compensation to any director, (ii) that would conflict with or frustrate any provision of this Agreement or (iii) with respect to the approval of any merger or business combination involving a change of control of the Company or any sale of all or substantially all of the assets of the Company; provided, however that nothing set forth in this Section 9(j) shall prohibit the Board of Directors from considering prior to the 1997 Annual Meeting any unsolicited bid involving any merger or sale of all or substantially all of the assets of the Company that is not known to any of the parties as of the date hereof.

     (k) Mr. Kalishman and Mr. Affholder on the one hand, and the Company, on the other hand hereby agree to release one another from any and all liabilities, claims and obligations of any kind arising directly or indirectly from their respective activities in connection with the pending proxy contest between the Company and the Dissident Group, the preparation for the 1997 Annual Meeting and the solicitation of proxies therefor, in each case prior to the date hereof.



     (l) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



     (m) On or prior to the date on which the Additional Nominee is selected in accordance with Section 2(f) hereof, the Additional Nominee shall execute a counterpart of this Agreement, to be held in escrow and either (i) released therefrom upon approval of the Additional Nominee in accordance with Section 2(f) hereof or (ii) canceled in the event such approval is not promptly obtained.



     (n) Each party hereto (other than the Company) is signing this Agreement in his capacity as a Stockholder and not in his capacity as a director or officer (except on behalf of the Company), it being understood that this Agreement is not intended to limit or abridge the fiduciary responsibility of the directors of the Company.



     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.



                                          INSITUFORM TECHNOLOGIES, INC.



                                          By: /s/   Anthony W. Hooper

                                            ------------------------------------

                                            Title: President and Chief Executive
                                              Officer



                                          /s/    Russell B. Wight, Jr.

                                          --------------------------------------

                                                  Russell B. Wight, Jr.



                                          /s/      Paul A. Biddelman

                                          --------------------------------------

                                                    Paul A. Biddelman



                                          /s/       Sheldon Weinig

                                          --------------------------------------

                                                      Sheldon Weinig



                                          /s/       Silas Spengler

                                          --------------------------------------

                                                      Silas Spengler



                                          /s/      Anthony W. Hooper

                                          --------------------------------------

                                                    Anthony W. Hooper

XANADU INVESTMENTS, L.P.



By: The Jerome Kalishman Revocable
Trust



By: /s/  Jerome Kalishman

--------------------------------------

               Trustee



By: The Nancy F. Kalishman Revocable
Trust



By: /s/ Nancy F. Kalishman

--------------------------------------

               Trustee



/s/      Jerome Kalishman

--------------------------------------

           Jerome Kalishman



/s/     Nancy F. Kalishman

--------------------------------------

          Nancy F. Kalishman



The Jerome and Nancy Kalishman Family
Fund



By: /s/  Jerome Kalishman

--------------------------------------

      Jerome Kalishman, Trustee



/s/     Robert W. Affholder

--------------------------------------

         Robert W. Affholder



/s/    Stephen P. Cortinovis

--------------------------------------

        Stephen P. Cortinovis

                                                                         ANNEX B



                              AMENDED AND RESTATED


                                 ARTICLE SIXTH


                                 OF ITI CHARTER



     "SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:



          (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws; provided, however, that the number of directors of the corporation shall not be less than six(6) nor shall the number of directors of the corporation exceed fifteen(15). Election of directors need not be by ballot unless the by-laws so provide.



          (2) Vacancies in the Board of Directors shall be filled by a majority of the directors then in office; provided, however, that during the period ending immediately prior to the 1999 annual meeting of the stockholders, the appointments to fill such vacancies shall be made in accordance with the Agreement dated as of July 25, 1997, among the corporation, Jerome Kalishman, Nancy F. Kalishman, The Jerome and Nancy Kalishman Family Fund, Robert W. Affholder, Xanadu Investments, L.P., Paul A. Biddelman, Stephen
     P. Cortinovis, Anthony W. Hooper, Silas Spengler, Sheldon Weinig and Russel
     B. Wight, Jr., as it may be amended from time to time. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.



          Notwithstanding any provision of this Article SIXTH, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders of any class or series, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH hereof applicable thereto.



          (3) The Board of Directors shall have power without the assent or vote of the shareholders:



             (a) to make, alter, amend, change, add to or repeal the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.



             (b) to determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the shareholders.



          (4) The directors at their discretion may submit any contract or act for approval or ratification at any annual meeting of shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made."

                                                                         ANNEX C



                              AMENDED AND RESTATED


                                 BY-LAWS OF ITI



                       ARTICLE III -- BOARD OF DIRECTORS



2.  NUMBER OF DIRECTORS, TENURE AND QUALIFICATIONS



     The Board of Directors shall consist of eight (8) directors, provided that the size of the Board of Directors shall increase automatically, without any further amendment to this Section 2, to nine (9) directors upon the election or appointment of the Additional Nominee (as defined in that certain Agreement, dated July 25, 1997, among the corporation, Jerome Kalishman, Nancy F. Kalishman, The Jerome and Nancy Kalishman Family Fund, Robert W. Affholder, Xanadu Investments, L.P., Paul A. Biddelman, Stephen P. Cortinovis, Anthony W. Hooper, Silas Spengler, Sheldon Weinig and Russell B. Wight, Jr., as it may be amended from time to time (the "Agreement")) contemplated by, and selected in accordance with, the provisions of the Agreement. Such directors (except as hereinafter provided for the filling of vacancies) shall be elected in accordance with the Corporation's Certificate of Incorporation by the stockholders by a plurality vote of the number of shares voting at the meeting at which such election shall take place.

                           INSITUFORM TECHNOLOGIES, INC.
                               CLASS A COMMON STOCK

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Stockholders of Insituform Technologies, Inc. (the "Company") to be held at The New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York on Wednesday, September 24, 1997 at 10:00 A.M., local time, and the Proxy Statement in connection therewith and (2) appoints Anthony W. Hooper, William A. Martin and Robert L. Kelley and each of them his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of Class A Common Stock, $.01 par value, of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

                      (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

                                FOR                      WITHHOLD
                        all nominees listed              AUTHORITY
                    at right (except as marked to     to vote for all
                         the contrary below).     nominees listed at right.
(a) Election of                 [ ]                         [ ]             NOMINEES: Robert W. Affholder
    Directors (effective                                                              Paul A. Biddelman
    subject to approval of                                                            Stephen P. Cortinovis
    proposals (b) and                                                                 Anthony W. Hooper
    (c) and to Delaware                                                               Jerome Kalishman
    filing of amendment of Certificate of Incorporation of the                        Silas Spengler
    Company contemplated by proposal (b) ("Delaware Filing")):                        Sheldon Weinig
                                                                                      Russell B. Wight, Jr.
    [Instructions: To withhold authority to vote for any individual nominee as a director, write that nominee's name in the space provided below.]

    ----------------------------------------------------------------------

                                                        FOR     AGAINST    ABSTAIN
(b) Proposal to approve amendment of Certificate of     [ ]       [ ]        [ ]
    Incorporation of the Company to eliminate class-
    ification of Board of Directors and provide for
    filing of vacancies (effective subject to approval
    of proposals (a) and (c) and Delaware Filing).

(c) Proposal to approve amendment to By-Laws of         [ ]       [ ]        [ ]
    the Company to reduce size of Board of
    Director's to eight, subject to automatic increase
    to nine upon election or appointment of additional
    nominee (effective subject to approval of
    proposals (a) and (b) and to Delaware Filing).

(d) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL
BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO HEREON.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED.

SIGNATURE:                                       DATED:
         ----------------------------------------      -----------------------
                (and TITLE, if applicable)

SIGNATURE:                                       DATED:
          ---------------------------------------      -----------------------
(if held        (and TITLE, if applicable)
jointly)


Please date this proxy and sign your name exactly as it appears herein. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.